Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

CREDIT AGREEMENT

BETWEEN

ENOVUM DATA CENTERS CORP.

as Borrower

AND

ENOVUM MTL I GP INC., EDC MTL I LIMITED PARTNERSHIP, ENOVUM MTL II GP INC., EDC MTL II LIMITED PARTNERSHIP, ENOVUM SAINT-JEROME GP INC., EDC SAINT-JÉRÔME LIMITED PARTNERSHIP and 1504950 B.C. UNLIMITED LIABILITY COMPANY

as Guarantors

AND

THE FINANCIAL INSTITUTIONS from time to time party to this Agreement and designated as Lenders on the signature pages hereto

as Lenders

AND

ROYAL BANK OF CANADA

as Administrative Agent

AND

ROYAL BANK OF CANADA

as Sole Lead Arranger and Sole Bookrunner

MADE AS OF

JULY 6, 2026

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1

1.01	Definitions	1
1.02	Extended Meanings	17
1.03	Accounting Principles	17
1.04	Interest Calculations and Payments	18
1.05	Permitted Encumbrances	18
1.06	Currency	18
1.07	Entire Agreement and Conflicts	18
1.08	Nature of Obligors’ Liability	18
1.09	Schedules	19

ARTICLE 2 - THE CREDIT FACILITIES		19

2.01	Term Loan Facility	19
2.02	Increase under the Term Loan Facility	19
2.03	Purpose of Term Loan Facility	21
2.04	Manner of Borrowing	21
2.05	Drawdowns, Conversions and Rollovers	21
2.06	Administrative Agent’s Obligations with Respect to Loans	22
2.07	Lenders’ and Administrative Agent’s Obligations with Respect to Loans	22
2.08	Voluntary Cancellation or Reduction	22
2.09	Irrevocability	22
2.10	Account of Record	22
2.11	Authority to Debit	22
2.12	Interest on Excess Loans, Unpaid Costs and Expenses	22

ARTICLE 3 - CLOSING AND DISBURSEMENT CONDITIONS		23

3.01	Conditions Precedent to Initial Drawdown under the Term Loan Facility	23
3.02	Conditions Precedent to Subsequent Drawdowns under the Term Loan Facility.	25
3.03	Waiver	27

ARTICLE 4 - PAYMENTS OF INTEREST AND COMMITMENT FEES		27

4.01	Interest on Prime Rate Loans	27
4.02	Standby Fee	27
4.03	Maximum Rate of Interest	27

i

ARTICLE 5 - CORRA LOANS		27

5.01	General Mechanics	27
5.02	Conversions	28
5.03	Maturity of Interest Periods	28
5.04	General	28
5.05	Inability to Determine Rates, Canadian Benchmark Replacement Setting, Etc.	29

ARTICLE 6 – REPAYMENT		30

6.01	Mandatory Repayment and Amortization	30
6.02	Voluntary Prepayments and Reductions	31
6.03	Repayment Compensation	32

ARTICLE 7 - PLACE AND APPLICATION OF PAYMENTS		32

7.01	Place of Payment of Principal, Interest and Fees	32
7.02	Netting of Payments	32

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES		32

8.01	Representations and Warranties of the Borrower	32
8.02	Representations and Warranties of the Guarantors	38
8.03	Survival and Repetition of Representations and Warranties	40

ARTICLE 9 – COVENANTS		40

9.01	Positive Covenants	40
9.02	Reporting Requirements	46
9.03	Negative Covenants	48
9.04	Financial Covenants	50

ARTICLE 10 – SECURITY		51

10.01	Security	51
10.02	Cross-Collateralization	52
10.03	After-Acquired Property and Further Assurances	52
10.04	Form of Security	52

ARTICLE 11 - DEFAULT		52

11.01	Events of Default	52
11.02	Acceleration and Enforcement	55
11.03	Remedies Cumulative	56
11.04	Perform Obligations	56
11.05	Third Parties	56
11.06	Application of Payments	56

ii

ARTICLE 12 - THE ADMINISTRATIVE AGENT AND THE LENDERS		57

12.01	Payments by the Borrower	57
12.02	Payments by Administrative Agent	57
12.03	Erroneous Payments	58
12.04	Administration of the Credits	59
12.05	Rights of Administrative Agent	61
12.06	Representations, Acknowledgements and Covenants of Lenders	62
12.07	Provisions Operative Between Lenders and Administrative Agent Only	62
12.08	Maintenance of Security	62
12.09	Québec Hypothecary Representative	63
12.10	Application of Proceeds of Realization	63
12.11	No Partnership	63
12.12	Sharing of Information	64
12.13	Defaulting Lenders	64

ARTICLE 13 – GENERAL		65

13.01	Addresses, Etc. for Notices	65
13.02	Governing Law and Submission to Jurisdiction	65
13.03	Effect of Assignments; Register; Participations	65
13.04	Specific Environmental Indemnification	67
13.05	Survival	67
13.06	Severability	68
13.07	Further Assurances	68
13.08	Amendments and Waivers	68
13.09	Time of the Essence	68
13.10	Confidentiality	68
13.11	Counterparts and Electronic Execution	69
13.12	Reliance on Electronic Communications	69
13.13	Electronic Imaging	69
13.14	Set-Off	69
13.15	Consent to Disclosure of Potential Prior-Ranking Claims Information	70
13.16	Language.	70
13.17	Solidarity	70
13.18	Default by Lapse of Time	70
13.19	Non-Merger	70

iii

CREDIT AGREEMENT

THIS AGREEMENT is made as of July 6, 2026.

BETWEEN

ENOVUM DATA CENTERS CORP.

(hereinafter referred to as the “Borrower”),

- and –

ENOVUM MTL I GP INC., EDC MTL I LIMITED PARTNERSHIP, ENOVUM MTL II GP INC., EDC MTL II LIMITED PARTNERSHIP, ENOVUM SAINT-JEROME GP INC., EDC SAINT-JÉRÔME LIMITED PARTNERSHIP and 1504950 B.C. UNLIMITED LIABILITY COMPANY

(hereinafter referred to collectively as the “Guarantors”)

- and -

THE FINANCIAL INSTITUTIONS from time to time party to this Agreement and designated as Lenders on the signature pages hereto (each, a “Lender” and collectively, the “Lenders”)

- and -

ROYAL BANK OF CANADA

(hereinafter referred to as the “Administrative Agent”)

WHEREAS the Borrower has requested that the Lenders make available to it a committed delayed draw term loan facility to refinance the Bilateral Bridge Loan, fund permitted Capital Expenditures and finance permitted Distributions, and the Lenders have agreed to provide such facility to the Borrower on the terms and conditions set out in this Agreement;

AND WHEREAS it is a condition of the provision of the Term Loan Facility that each of the Guarantors guarantee the Obligations of the Borrower under the Loan Documents and grant the Security required by this Agreement;

AND WHEREAS the Lenders wish the Administrative Agent to act on their behalf with regard to certain matters associated with the Credit Facilities on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Accordion Increase” means an increase to the Term Loan Facility Commitment made pursuant to Section 2.02.

“Accordion Increase Conditions” has the meaning ascribed in Section 2.02.

“Additional Lender” has the meaning ascribed in Section 2.02.

“Administrative Agent” means Royal Bank of Canada as the initial administrative agent hereunder and its successors and assigns hereunder.

“Advance” means an advance of funds made hereunder to the Borrower by the Lender, by way of a Loan.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agent’s Office” means the office of the Administrative Agent located at 155 Wellington Street West, 8th Floor, Toronto, Ontario, M5V 3K7, or such other office as the Administrative Agent may designate from time to time.

“Agreement” means this credit agreement, including its recitals and schedules.

“Applicable Laws” means, at any time, in respect of any Person, property, transaction, event or other matter, as applicable, all then current laws, rules, statutes, regulations, treaties, orders, judgments and decrees and all official directives, rules, guidelines, orders, policies, decisions and other requirements of any Governmental Authority, in each case to the extent having the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matters and shall also include any interpretation of the Law or any part of the Law by any Person having jurisdiction over it or charged with its administration or interpretation.

“Applicable Margin” means the applicable percentage rate per annum as indicated in the table below:

	CORRA Margin	Prime Rate Margin	Standby Fee Rate
Term Loan Facility	2.45%	1.00%	0.49%

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment in accordance with this Agreement.

“Appraisal” means an appraisal report, in form and substance satisfactory to the Administrative Agent, prepared by an appraiser acceptable to the Administrative Agent.

“Appraised Value” means the appraised value of the applicable secured assets as set forth in the most recent Appraisal received by the Administrative Agent.

“Appraiser” means an accredited appraiser acceptable to the Administrative Agent, acting reasonably.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arm’s Length” has the meaning ascribed to such term as set out in Section 251 of the Income Tax Act (Canada).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 13.03), and accepted by the Administrative Agent, in substantially the form approved by the Administrative Agent from time to time or in such other form as may be satisfactory to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, any tenor for such Canadian Benchmark or payment period for interest calculated with reference to such Canadian Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date.

“Bilateral Bridge Loan” means the real estate acquisition bridge loan facility made available to the Borrower by Royal Bank of Canada pursuant to the existing bilateral credit agreement entered into on April 27, 2026, to be refinanced from the initial Drawdown under this Agreement.

“Banking Day” means a day, other than Saturday, Sunday or a statutory holiday, on which banks are open for business in the Provinces of Québec and Ontario.

“basis point” means one one-hundredth of one percent (0.01%).

“Borrower” means Enovum Data Centers Corp., its successors and permitted assigns.

“Borrower’s Counsel” means Davies Ward Phillips & Vineberg LLP or such other firm of legal counsel as the Borrower may from time to time designate and that is acceptable to the Administrative Agent.

“Borrower’s Account” means the account, if any, maintained by the Borrower at the Agent’s Office and designated by the Borrower from time to time as the Borrower’s Account hereunder.

“Canadian Benchmark” means, initially, CORRA; provided that if a Canadian Benchmark Transition Event and the related Canadian Benchmark Replacement Date have occurred with respect to CORRA or the then-current Canadian Benchmark, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.05.

“Canadian Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent as of the applicable Canadian Benchmark Replacement Date: (a) the sum of Daily Compounded CORRA and the applicable Canadian Benchmark Replacement Adjustment; (b) the sum of an alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Canadian Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Canadian Benchmark for syndicated credit facilities denominated in Canadian Dollars at such time, and the applicable Canadian Benchmark Replacement Adjustment; and (c) the sum of such other rate as is consented to by the Required Lenders, the Administrative Agent and the Borrower, and the applicable Canadian Benchmark Replacement Adjustment; provided that, in the case of clause (a), such rate shall be subject to any Canadian Conforming Changes.

“Canadian Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Canadian Benchmark with an Unadjusted Canadian Benchmark Replacement for any applicable Interest Period and Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Unadjusted Canadian Benchmark Replacement by the Relevant Canadian Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Unadjusted Canadian Benchmark Replacement for syndicated credit facilities denominated in Canadian Dollars at such time.

“Canadian Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Canadian Benchmark: (a) in the case of clause (a) or (b) of the definition of “Canadian Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Canadian Benchmark or the regulatory supervisor for the administrator of such Canadian Benchmark permanently or indefinitely ceases to provide such Canadian Benchmark; or (b) in the case of clause (c) of the definition of “Canadian Benchmark Transition Event”, the first date on which such Canadian Benchmark has been determined and announced by the Administrative Agent to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Canadian Benchmark continues to be provided on such date.

“Canadian Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Canadian Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Canadian Benchmark announcing that such administrator has ceased or will cease to provide all Available Tenors of such Canadian Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Canadian Benchmark; (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark, the Bank of Canada, the Office of the Superintendent of Financial Institutions (Canada), a resolution authority with jurisdiction over the administrator for such Canadian Benchmark, or a court or an entity with similar insolvency or resolution authority over the administrator for such Canadian Benchmark, which states that the administrator of such Canadian Benchmark has ceased or will cease to provide all Available Tenors of such Canadian Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Canadian Benchmark; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark announcing that all Available Tenors of such Canadian Benchmark are no longer, or as of a specified future date will no longer be, representative.

“Canadian Benchmark Unavailability Period” means, if a Canadian Benchmark Transition Event and its related Canadian Benchmark Replacement Date have occurred with respect to the then-current Canadian Benchmark and solely to the extent that no Canadian Benchmark Replacement has replaced such then-current Canadian Benchmark pursuant to Section 5.05, the period (a) beginning at the time that such Canadian Benchmark Replacement Date has occurred if, at such time, no Canadian Benchmark Replacement has replaced such then-current Canadian Benchmark for all purposes hereunder in accordance with Section 5.05 and (b) ending at the time that a Canadian Benchmark Replacement has replaced such then-current Canadian Benchmark for all purposes hereunder pursuant to Section 5.05.

“Canadian Conforming Changes” means, with respect to either the use or administration of Daily Compounded CORRA or the use, administration, adoption or implementation of any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Banking Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Canadian Dollars” and “Cdn. $” mean the lawful money of Canada.

“Capital Expenditures” means, for any fiscal period, any expenditures that are capitalized in accordance with GAAP, including any amounts accrued or paid in respect of the purchase, acquisition, construction, development, expansion, redevelopment, replacement or improvement of capital assets.

“Capital Lease Obligation” of any Person means the obligation of such Person, as lessee, to pay rent or other payment amounts under a lease of (or other agreement conveying the right to use) real or personal property, which is required to be classified and accounted for as a capital lease or a liability on a consolidated balance sheet of such Person in accordance with GAAP.

“Cash Management Agreements” means all agreements or arrangements (including guarantees) from time to time entered into or made by the Borrower in connection with:

(a)	cash consolidation, cash management and credit card agreements and electronic fund transfer arrangements, which are so entered into or made with any Lender or any of its Affiliates;

(b)	overdraft arrangements related to such cash management arrangements, which are so entered into or made with any Lender or any of its Affiliates, including those involving pooled accounts and netting arrangements;

(c)	other similar transactions not made under this Agreement, which are so entered into or made with any Lender or any of its Affiliates if it is agreed pursuant to a written agreement signed by the Borrower and the Agent that such debts, liabilities and obligations shall be secured by the Security; and

(d)	letters of credit, letters of guarantee and other documentary or standby credit instruments issued or caused to be issued by any Lender or any of its Affiliates from time to time for the account of the Borrower.

provided that all such agreements and arrangements entered into or made by the Borrower with or in favour of any Lender at the time that such Lender was the “Agent” or a “Lender” hereunder shall cease to be a Cash Management Agreement if such Lender ceases to be the Agent or a Lender hereunder.

“Cash Management Obligations” means, at any time, the amount equal to the sum of (without duplication) (i) all debts and liabilities, whether absolute or contingent, of the Borrower to any Lender or any of its Affiliates pursuant to any Cash Management Agreements, (ii) all accrued and unpaid interest thereon and all interest on accrued and unpaid interest, (iii) all accrued and unpaid fees, expenses, costs, indemnities and other amounts payable by a Borrower to any Lender or any of its Affiliates pursuant to any Cash Management Agreements, and (iv) all reimbursement, indemnity and fee obligations of the Borrower in respect of letters of credit and letters of guarantee issued pursuant to any Cash Management Agreement.

“Closing Date” means the date on which all conditions precedent to the initial Drawdown under the Term Loan Facility have been satisfied or waived in accordance with this Agreement and the initial Drawdown is made.

“Commitment” means, in respect of each Lender, the amount specified with respect to such Lender in Schedule A, being the maximum aggregate principal amount of Loans that such Lender is obliged to make available under the Term Loan Facility, as such amount may be reduced from time to time in accordance with this Agreement.

“Compliance Certificate” means the certificate required pursuant to this Agreement, substantially in the form attached as Schedule 1.01(A), signed by a senior officer of the Borrower.

“Control” (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a Person is deemed to Control a corporation if such Person (or such Person and its Affiliates) holds outstanding shares or other rights carrying more than 50% of the voting power in the election of the board of directors of the corporation, (ii) a Person is deemed to Control a partnership if such Person (or such Person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a Person is deemed to Control a trust if such Person (or such Person and its Affiliates) holds more than 50% in value of the beneficial interests in the trust, and (iv) a Person that controls another Person is deemed to Control any Person controlled by that other Person.

“Conversion” means a conversion of one type of Loan into another type of Loan pursuant to Section 2.05.

“Conversion Date” means the Banking Day specified by the Borrower in a Conversion Notice as being the date on which the Borrower has elected to convert one type of Loan into another type of Loan.

“Conversion Notice” means a notice, substantially in the form set out in Schedule 1.01(B), to be given to the Administrative Agent by the Borrower pursuant to Section 2.05.

“CORRA” means, as applicable for any CORRA Loan and the relevant Interest Period, (a) in the case of a daily Interest Period, the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada for the applicable day, and (b) in the case of a one month or three month Interest Period, the applicable CORRA-based benchmark rate for such Interest Period determined by the Administrative Agent in accordance with this Agreement and its customary practice for syndicated Canadian dollar credit facilities, in each case, or, if the Bank of Canada ceases to administer and publish the Canadian Overnight Repo Rate Average, any successor administrator therefor or any successor benchmark rate selected or determined in accordance with this Agreement, including pursuant to Section 5.05.

“Credit Facilities” means the Term Loan Facility, including any Accordion Increase established pursuant to Section 2.02.

“Daily Compounded CORRA” means, for any day, CORRA rate applicable to the Banking Day that is five (5) Banking Days prior to such day, compounded with the frequency and using the methodology determined by the Administrative Agent in accordance with this Agreement and Canadian Conforming Changes.

“Debt Service Requirements” means, for any period, scheduled principal repayments and interest expense in respect of Funded Debt for such period, calculated in accordance with GAAP and this Agreement.

“Default” means an event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Defaulting Lender” means any Lender that (a) fails to make available to the Administrative Agent its Applicable Percentage of any Loan required to be made by it hereunder within two (2) Banking Days after the date such funding is required hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of a bona fide dispute as to whether the applicable conditions precedent to such funding have been satisfied; (b) notifies the Administrative Agent or the Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or otherwise indicates that it does not intend to comply with such obligations; or (c) becomes, or has a parent company that becomes, the subject of any bankruptcy, insolvency, liquidation, winding-up, arrangement, reorganization or similar proceeding, or has a receiver, trustee, monitor, conservator, sequestrator or similar official appointed in respect of it or its assets; and, in each case, remains so designated by the Administrative Agent until the Administrative Agent is satisfied, acting reasonably, that the circumstances giving rise to such designation no longer exist.

“Disposition” means, with respect to a Person, any sale, assignment, transfer, conveyance, lease, licence or other disposition of any nature or kind whatsoever of any Property or of any right, title or interest in or to any Property that is out of the ordinary course of business of such Person, and the verb “Dispose” has a corresponding meaning.

“Distribution” means any payment, declaration of dividend or other distribution, whether in cash or property, to any holder of Equity Interests of any Obligor, any repurchase, redemption or other retirement of Equity Interests of any Obligor, or any payment on account of subordinated debt, management fees, consulting fees or similar payments to Affiliates, in each case except as expressly permitted by this Agreement.

“Drawdown” means the obtaining of an Advance of a Prime Rate Loan or a CORRA Loan.

“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof, which shall be a Banking Day.

“Drawdown Notice” means a notice, substantially in the form set out in Schedule 1.01(C), to be given to the Administrative Agent by the Borrower pursuant to Section 2.04.

“DSCR” means, as of any date of determination, the ratio of (EBITDA less cash taxes) to Debt Service Requirements, in each case for the applicable test period determined on a consolidated basis in accordance with GAAP and this Agreement.

“EBITDA” means, for any period, the consolidated net income (excluding extraordinary gains or losses) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP, adjusted by adding back, to the extent deducted in determining consolidated net income, interest expense, income taxes, depreciation and amortization and other non-cash charges, and by making such further adjustments as may be expressly provided in this Agreement, including annualization based on contracted service offerings in the first year and trailing twelve month testing from June 30, 2027.

“Effective Date” means the date of the first Drawdown.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.03, other than (a) a natural person, (b) the Borrower or any of its Affiliates or Subsidiaries, or (c) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender.

“Encumbrance” means, with respect to any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s Property, or any consignment by way of security or Capital Lease Obligation of Property by such Person as consignee or lessee, as the case may be, or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or other obligation, and “Encumbrances”, “Encumbrancer”, “Encumber” and “Encumbered” have corresponding meanings.

“Environmental Laws” means all Applicable Laws relating in whole or in part to the protection of the environment and occupational health and safety matters, and includes, without limitation, those Applicable Laws relating to the storage, generation, use, handling, transportation, treatment, Release and disposal of Hazardous Substances.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“Erroneous Payment” has the meaning set out in Section 12.03.

“Erroneous Payment Return Deficiency” means, with respect to any Erroneous Payment, the amount, if any, by which the amount returned or repaid to the Administrative Agent by the applicable Payment Recipient is less than the amount of such Erroneous Payment.

“Event of Default” has the meaning set out in Section 11.01.

“Facility Management Agreement” means any material facility management, operation, maintenance or similar agreement relating to the business or assets of the Borrower or any Guarantor, as amended, restated, supplemented or replaced from time to time in accordance with this Agreement.

“Facility Manager” means any Person acting as facility manager, operator or service provider under a Facility Management Agreement.

“Fiscal Quarter” means the three-month period commencing on the first day of each Fiscal Year and each such successive three-month period thereafter during such Fiscal Year.

“Fiscal Year” means the fiscal year of the Obligors, which, in the case of each Obligor currently ends on December 31.

“Force Majeure” means any event beyond the reasonable control of the applicable Person that materially impairs the operation of the business or assets of the Obligors, excluding lack of funds and adverse market conditions.

“Funded Debt” means, at any time, without duplication, all Indebtedness for borrowed money and other interest-bearing debt obligations of the Borrower and its Subsidiaries that are included in the calculation of the financial covenants under this Agreement.

“GAAP” means those accounting principles which are in effect from time to time in Canada and as provided for in Section 1.03(1) hereof.

“Growth Capital Expenditures” means, for any fiscal period, Capital Expenditures incurred in connection with: (a) the acquisition of new sites, properties, assets or facilities; (b) the construction or development of new sites, properties or facilities; or (c) the expansion, redevelopment or material improvement of existing sites, properties or facilities.

“Guarantors” means Enovum MTL I GP Inc., EDC MTL I Limited Partnership, Enovum MTL II GP Inc., EDC MTL II Limited Partnership, Enovum Saint-Jerome GP Inc., EDC Saint-Jérôme Limited Partnership and 1504950 B.C. Unlimited Liability Company, and each is a “Guarantor”.

“Governmental Authority” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any political subdivision thereof, or any court or, without limitation, any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances, or any person acting under the authority of any of the foregoing (including, without limitation, any arbitrator with the authority to bind the parties at law) or any other authority charged with the administration or enforcement of applicable laws.

“GST” means the goods and services tax imposed under the Excise Tax Act (Canada).

“Guarantors’ Counsel” means Davies Ward Phillips & Vineberg LLP or such other firm of legal counsel as the Guarantors may from time to time designate and that is acceptable to the Administrative Agent.

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including, but not limited to, any contaminants, pollutants, petroleum and other hydrocarbons and their derivatives and by-products, dangerous substances or goods, including asbestos, gaseous, solid and liquid wastes, special wastes, toxic substances, hazardous or toxic chemicals, hazardous wastes, hazardous materials or hazardous substances as defined in, or pursuant to, any Environmental Laws.

“Hedging Agreement” means any interest rate swap, rate cap, rate floor, rate collar, currency exchange transaction, forward rate agreement or other derivative, exchange, hedging or rate protection transaction, or any combination thereof, entered into for the purpose of hedging exposure to fluctuations in interest rates, currency exchange rates or other financial variables.

“Indebtedness” of any Person means (without duplication) (i) any obligation of such Person for borrowed money (including, for greater certainty, the full principal amount of convertible debt, notwithstanding its presentation under GAAP), (ii) any obligation of such Person incurred in connection with the acquisition of property, assets or businesses, (iii) any obligation of such Person issued or assumed as the deferred purchase price of property, (iv) any Capital Lease Obligation of such Person and (v) any obligations of the type referred to in clauses (i) through (iv) of another Person, the payment of which such Person has guaranteed or for which such Person is responsible or liable; provided that, for the purpose of clauses (i) through (v) (except in respect of convertible debt, as described above), an obligation will constitute Indebtedness only to the extent that it would appear as a liability on the consolidated balance sheet of such Person in accordance with GAAP. Obligations referred to in clauses (i) through (iii) exclude trade accounts payable, dividends payable to shareholders, accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith, deferred revenues, intangible liabilities, future income taxes and indebtedness with respect to the unpaid balance of instalment receipts, where such indebtedness has a term not in excess of 12 months, all of which will be deemed not to be Indebtedness for the purpose of this definition.

“Interbank Reference Rate” means the interest rate expressed as a percentage per annum that is customarily used by the Administrative Agent when calculating interest due by it or owing to it arising from the correction of errors and other adjustments between the Administrative Agent and other Canadian chartered banks.

“Interest Expense” means, for any particular period, the aggregate interest expense of the applicable Obligor determined on a consolidated basis in accordance with GAAP including, without duplication, interest charges attributable to the Term Loan Facility and other Funded Debt and other borrowing costs.

“Interest Payment Date” means, with respect to each Prime Rate Loan, the first Banking Day of each calendar month.

“Interest Period” means:

(a)	with respect to each Prime Rate Loan, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and terminating on the date selected by the Borrower hereunder for the Conversion of such Loan into another type of Loan or for the repayment of such Loan; and

(b)	with respect to each CORRA Loan, the period selected by the Borrower in accordance with this Agreement and being a daily, one month or three month period, as applicable, provided that if any one month or three month period would otherwise end on a day that is not numerically corresponding to the first day of such Interest Period in the calendar month in which such period is to end, such Interest Period shall end on the last Banking Day of such calendar month;

provided that in any case (i) the last day of each Interest Period shall not be included in such Interest Period but shall be the first day of the next Interest Period, (ii) if the last day of any Interest Period is not a Banking Day, such Interest Period shall end on the next Banking Day unless, in the case of a one month or three month Interest Period, such next Banking Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day, and (iii) no Interest Period shall extend beyond the Maturity Date.

“Lease” means any lease, sublease, agreement to lease, offer to lease, licence or right of occupation granted from time to time by or on behalf of one or more Obligors entitling the lessee, sublessee or grantee thereunder to use or occupy all or any part of a Project, and “Leases” means, collectively, all of them.

“Lenders” means the Persons from time to time party to this Agreement and identified as a Lender in Schedule A, and “Lender” means any one of them.

“Lenders’ Counsel” means the firm of McCarthy Tétrault LLP or such other firm of legal counsel as the Lenders may from time to time designate.

“Lending Office” means, with respect to a particular Lender, the branch or office specified in Schedule A from which such Lender makes advances and to which the Administrative Agent disburses payments received for the benefit of such Lender.

“Lien” means, in any jurisdiction other than Québec, a mortgage, security interest, pledge, lien, tax lien, statutory lien, construction lien or other encumbrance of any kind and, in Québec, includes a hypothec, movable hypothec, immovable hypothec, prior claim or other encumbrance of a similar nature.

“Loan” means a Prime Rate Loan or a CORRA Loan.

“Loan Documents” means this Agreement, the Security, the Hedging Agreements, the Cash Management Agreements and all certificates and other documents delivered or to be delivered to the Lenders pursuant hereto or thereto, in each case as amended, supplemented, extended, renewed, restated, replaced or superseded from time to time and, when used in relation to any Person, the term “Loan Documents” shall mean the Loan Documents executed and delivered by such Person and “Loan Document” means any one of the Loan Documents.

“Maintenance Capital Expenditures” means, for any fiscal period, Capital Expenditures incurred in the ordinary course of business to maintain, repair, restore or replace existing assets, properties or equipment of the Borrower and its Subsidiaries in their current operating condition, but excluding any Growth Capital Expenditures.

“Material Adverse Effect” means any event or circumstance that has or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, operations or financial condition of the Obligors, taken as a whole, (ii) the ability of any Obligor to perform its obligations under the Loan Documents, or (iii) the validity, enforceability or priority of the Security.

“Material Licences” means all licences, permits or approvals issued by any Governmental Authority to any Obligor that are necessary or material to the business and operations of the Obligors, the breach or default of which would result in a Material Adverse Effect.

“Material Project Agreements” means all leases, contracts, licences, agreements and other arrangements that are material to the business, operations, properties or assets of the Obligors, considered on a combined basis and, in each case, having regard to its purpose, including, without limitation, material tenant arrangements, service offers and other occupancy or commercial arrangements, and in respect of which the Administrative Agent could reasonably expect that any breach, termination, non-performance or non-renewal would result in a breach of the financial covenants under this Agreement, including, without limitation, the contracts with, and “Material Project Agreement” means any one of them.

“Material Tenant” means any tenant, counterparty or group of affiliated tenants or counterparties under one or more leases, service offers or other occupancy or commercial arrangements whose contractual obligations represent 10% or more of the aggregate contracted recurring revenues of the applicable Obligors on a consolidated basis.

“Maturity Date” means the date that is three (3) years after the Closing Date; provided that if such date is not a Banking Day, the Maturity Date shall be the first Banking Day preceding such date.

“MTL I Spin-Off” means the spin-off of the Borrower’s assets related to the operation of MTL I to EDC MTL I Limited Partnership;

“Obligations” means all obligations of the Obligors or any of them to the Administrative Agent, the Lenders, or any of them, under or in connection with this Agreement or the other Loan Documents, including all debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Obligors or any of them to the Administrative Agent or the Lenders, or any of them, in any currency, whether arising from dealings between the Administrative Agent or the Lenders, or any of them, and the Obligors, or any of them, or from any other dealings or proceedings by which the Administrative Agent or the Lenders, or any of them, may be or become in any manner whatsoever a creditor or obligee of the Obligors or any of them pursuant to this Agreement or the other Loan Documents, and wherever incurred, and whether incurred by any Obligor alone or with another or others and whether as principal or surety, and all interest, fees, legal and other costs, charges and expenses relating thereto, including without limitation, the Cash Management Obligations, any obligations under the Hedging Agreements.

“Obligors” means, collectively, the Borrower and the Guarantors, and “Obligor” means any one of them, as applicable.

“Officer’s Certificate” means a certificate in writing signed by an officer of each Obligor, in his or her capacity as an officer and not in his or her personal capacity.

“Organizational Documents” means, with respect to any Person, such Person’s articles, memorandum or other charter documents, partnership agreement, joint venture agreement, declaration of trust, trust agreement, by-laws, unanimous shareholder agreement, or any and all other similar agreements, documents and instruments pursuant to which such Person is constituted, organized or governed.

“Participant” has the meaning set out in Section 13.03.

“Payment Notice” means a notice from the Administrative Agent to a Payment Recipient advising such Payment Recipient of the amount of any payment to be made by the Administrative Agent to such Payment Recipient, the date on which such payment is to be made and such other details as the Administrative Agent may specify.

“Payment Recipient” means (a) any Lender, (b) any Person that has received a payment from the Administrative Agent for the account of a Lender, or (c) any other Person that receives, or is entitled to receive, a payment from the Administrative Agent in connection with this Agreement.

“Permitted Encumbrances” means, with respect to any Person, the following:

(1) liens, hypothecs, prior claims or other encumbrances for Taxes, rates, assessments or other governmental charges or levies not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person, provided that, if the aggregate amount being contested is in excess of $2,000,000, the Borrower shall have deposited with the Administrative Agent collateral satisfactory to the Administrative Agent to secure the payment of such Taxes and assessments;

(2) unregistered, undetermined or inchoate liens, hypothecs, prior claims, rights of distress and charges incidental to maintenance or current operations that have not at such time been filed or exercised and of which none of the Lenders has been given notice, or that relate to obligations not due or payable, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(3) reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable property, or interests therein, that do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(4) permits, reservations, covenants, servitudes, rights of access or user licences, easements, rights of way and rights in the nature of easements that do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(5) title defects, irregularities or other matters relating to title that are of a minor nature and that in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(6) the right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(7) the Encumbrance resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, employment insurance, surety or appeal bonds, costs of litigation when required by law, warehousemen’s, carriers’ and other similar liens, hypothecs, prior claims or other like obligations incurred in the ordinary course of business;

(8) security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;

(9) the Encumbrance created by a judgment of a court of competent jurisdiction, or claim filed, against that Person as long as the judgment or claim is being contested diligently and in good faith by appropriate proceedings by that Person, provided that if such judgment or claim is, in the aggregate, greater than $2,000,000, the Borrower shall have either deposited with the Administrative Agent collateral satisfactory to the Administrative Agent to secure the payment of such judgment or claim or otherwise stayed enforcement thereof;

(10) the Security;

(11) encroachments by the Project or structures thereon over neighbouring lands (including public streets) and minor encroachments by neighbouring lands or structures thereon over the Project Lands, so long as, in the former case, there are written agreements permitting such encroachments;

(12) subdivision, development, servicing and site plan agreements, undertakings and agreements made pursuant to applicable planning and development legislation, entered into with or made in favour of any Governmental Authority, or public or private utility relating to the Project Lands;

(13) leases, service offers and similar occupancy or service arrangements that have been approved by the Administrative Agent or entered into in accordance with this Agreement and notices of them;

(14) liens securing purchase money indebtedness or Capital Lease Obligations incurred to finance the acquisition or lease of fixed or capital assets, provided that (i) such Liens are limited to the assets so acquired or leased and (ii) the aggregate principal amount of all such indebtedness at any time outstanding does not exceed $2,000,000;

(15) all municipal by-laws and regulations and other municipal land use instruments, including, without limitation, official plans, zoning and building by-laws, restrictive covenants and other land use limitations, public or private, and other restrictions as to the use of the Project Lands;

(16) any Encumbrance described in Schedule 1.01(E);

(17) any rights of expropriation or access or any other similar rights conferred or reserved by or in any statutes of Canada or of the Province of Québec or any Applicable Laws; and

(18) such other Encumbrances as are agreed to in writing by the Required Lenders.

“Permits” means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions or any item with a similar effect as the foregoing issued or granted by any Governmental Authority or by any other third party, including, without limitation, environmental permits.

“Person” means an individual, company, partnership, trust, unincorporated association, government authority or agency or any other entity.

“Potential Prior-Ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any Applicable Law or otherwise, which ranks or is capable of ranking in priority to the Security or otherwise in priority to any claim by the Administrative Agent and/or the Lenders for repayment of any amounts owing under this Agreement.

“Prime Rate” means the variable annual rate of reference announced by Royal Bank of Canada from time to time as its reference rate for commercial loans in Canadian dollars in Canada, provided that such rate shall never be less than zero percent per annum.

“Prime Rate Loan” means a Loan in or a Conversion into Canadian Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the Prime Rate.

“Prime Rate Margin” means, for any period, the applicable percentage rate per annum applicable to that period as set out below the heading “Prime Rate Margin” in the definition of “Applicable Margin”.

“Principal Repayments” means, for any accounting period, all regularly scheduled principal payments made or required to be made, other than any balloon payment or similar principal payment which repays Indebtedness in full, for such accounting period.

“Project” means, as applicable, any one of the MTL I, MTL II and MTL III projects, facilities, lands, leasehold interests, improvements and related assets of the Obligors.

“Project Lands” means the lands and premises of MTL II and MTL III and any related leasehold interests including the MTL I leasehold interest, in each case more particularly described in the applicable Security Documents or Schedule B.

“Property” means, with respect to any Person, all or any portion of that Person’s undertaking and property, both real and personal.

“QST” means the Québec sales tax imposed under the Act respecting the Québec sales tax (Québec).

“Release” means a releasing, adding, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dispersing, dispensing, disposing, depositing, spraying, inoculating, abandoning, throwing, placing, exhausting or dumping and “Released” has a comparable meaning.

“Relevant Canadian Governmental Body” means the Bank of Canada or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Relevant Jurisdiction” means, from time to time, with respect to a Person that is granting Security hereunder, any province or territory of Canada, any state of the United States or any other country or political subdivision thereof in which such Person has its chief executive office or chief place of business or has Property that is subject to the Security and, for greater certainty, includes the jurisdictions set out in Schedule 1.01(F).

“Repayment Notice” means the notice substantially in the form set out in Schedule 1.01(G).

“Required Lenders” means Lenders whose Commitments represent at least 66⅔% of the dollar amount of the Commitments at such time, excluding the Commitments of any Defaulting Lender for purposes of such calculation; provided that the Commitment of any Defaulting Lender shall be included to the extent that such Defaulting Lender’s consent is required as a matter of applicable law with respect to a matter that specifically and adversely affects such Defaulting Lender, and in circumstances where there are three or fewer Lenders, the unanimous consent of the Lenders is required, determined in a manner consistent with the foregoing.

“Requirements of Law” means, with respect to any Person, the Organizational Documents of such Person and any Applicable Law or any determination of a Governmental Authority having the force of law, in each case applicable to or binding upon such Person or any of its business or Property or to which such Person or any of its business or Property is subject.

“Rollover” means a rollover of a Loan of one type into a Loan of the same type.

“Rollover Date” means the last day of the then current Interest Period applicable to a CORRA Loan, being the date of commencement of the new Interest Period applicable to the CORRA Loan being rolled over.

“Rollover Notice” means the notice, substantially in the form set out in Schedule 1.01(H), to be given to the Administrative Agent by the Borrower in connection with the Rollover of a CORRA Loan.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Government of Canada, including under the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada) and the Criminal Code (Canada), (b) the United Nations Security Council, (c) the United States government, including the Office of Foreign Assets Control of the United States Department of the Treasury or the United States Department of State, (d) His Majesty’s Treasury of the United Kingdom, or (e) the European Union or any member state thereof.

“Sanctions Laws” means the laws, regulations, rules and orders relating to Sanctions.

“Security” means the security described in Article 10, together with any other security provided at any time for the Loans made hereunder.

“Sole and Absolute Discretion” means in the sole and absolute discretion of the relevant Person, which discretion may be exercised unreasonably.

“Specified Loan Amount” means, in respect of each Lender, the amount specified with respect to such Lender in Schedule A, being the maximum aggregate amount of Loans that such Lender is willing to make.

“Subsidiary” or “subsidiary” means, in respect of any Person, (i) any corporation or company of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or company is at the time directly, indirectly or beneficially owned or controlled by the Person, or one or more of its subsidiaries, or the Person and one or more of its subsidiaries; (ii) any partnership of which, at the time, the Person, or one or more of its subsidiaries, or the Person and one or more of its subsidiaries directly, indirectly or beneficially own or control at least a majority of the voting interests (however designated) thereof, or otherwise control such partnership; and (iii) any other Person of which at least a majority of the voting interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by the Person, or one or more of its subsidiaries, or the Person and one or more of its subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Facility” means the committed delayed draw term loan facility in a maximum aggregate principal amount of Cdn. $115,000,000 to be made available hereunder to the Borrower by the Lenders in accordance with the provisions hereof by way of Loans, together with any Accordion Increase established pursuant to Section 2.02.

“Term Loan Facility Commitment” means Cdn. $115,000,000, as such amount may be increased from time to time by an Accordion Increase pursuant to Section 2.02.

“Unadjusted Canadian Benchmark Replacement” means the Canadian Benchmark Replacement excluding the Canadian Benchmark Replacement Adjustment.

1.02	Extended Meanings

In this Agreement words importing the singular number include the plural and vice versa, and words importing any gender include all genders. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any Person other than a Person who is a party to this Agreement.

1.03	Accounting Principles

(1) Wherever in this Agreement reference is made to GAAP, such reference shall be deemed to be to the generally accepted accounting principles (including, without limitation, International Financial Reporting Standards (known as “IFRS”) or generally accepted accounting principles in the United States of America, consistently applied and applicable on a consolidated basis as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any Loan Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP applied on a consistent basis.

(2) All calculations for the purposes of determining compliance with the financial ratios and financial covenants contained in this Agreement will be made on a basis consistent with GAAP as it exists on the date of this Agreement and used in the preparation of the financial statements of the Borrower for its Fiscal Year most recently ended. In the event of a change in such GAAP, the Borrower and the Administrative Agent (with the approval of the Lenders) will negotiate in good faith to revise, if appropriate, such ratios and covenants to reflect GAAP as then in effect.

1.04	Interest Calculations and Payments

Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest “per annum” or a similar expression is used, such interest will be calculated on the basis of a calendar year of 365 days and using the nominal rate method of calculation and not the effective rate method of calculation or on any other basis that gives effect to the principle of deemed reinvestment of interest. Interest will continue to accrue after maturity and default and/or judgment, if any, until payment thereof, and interest will accrue and be compounded monthly on overdue interest, if any.

1.05	Permitted Encumbrances

The inclusion of reference to Permitted Encumbrances in any Loan Document is not intended to subordinate and will not subordinate, any Encumbrance created by any of the Security to any Permitted Encumbrance.

1.06	Currency

Unless otherwise specified in this Agreement, all references to currency (without further description) are to lawful money of Canada.

1.07	Entire Agreement and Conflicts

This Agreement and the other Loan Documents or separate agreement with respect to fees payable by the Borrower to the Administrative Agent constitute the whole and entire agreement between the Obligors and the Administrative Agent and cancels and supersedes any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof. In the event of a conflict, ambiguity or inconsistency between the provisions of this Agreement and the provisions of any other Loan Document, then unless such Loan Document or an acknowledgement from the Borrower and the Administrative Agent relative to such Loan Document expressly states that this Section 1.07 is not applicable to such Loan Document, notwithstanding anything else contained in such other Loan Document, the provisions of this Agreement will prevail and the provisions of such other Loan Document will be deemed to be amended to the extent necessary to eliminate such conflict, ambiguity or inconsistency.

1.08	Nature of Obligors’ Liability

(1) Nothing in any of the Loan Documents shall mean, nor be construed to mean, that the recourse of the Lender against the Obligors is anything other than full recourse with regard to its obligations hereunder, the manner and order of realization or the exercise of remedies hereunder or under the Security.

(2) The obligations of each Lender and the Administrative Agent under this Agreement are joint and not solidary. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders, the Administrative Agent or the Borrower of any of their respective obligations hereunder.

(3) Neither the Administrative Agent nor any Lender shall be responsible for the obligations of any other Lender hereunder.

1.09	Schedules

The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule “A”	-	Lenders and Commitments
Schedule “B”	-	Legal Description of Secured Lands
Schedule “C”	-	Applicable Terms
Schedule 1.01(A)	-	Compliance Certificate
Schedule 1.01(B)	-	Conversion Notice
Schedule 1.01(C)	-	Drawdown Notice
Schedule 1.01(D)	-	Material Licences and Material Project Agreements
Schedule 1.01(E)	-	Additional Permitted Encumbrances
Schedule 1.01(F)	-	Relevant Jurisdictions
Schedule 1.01(G)	-	Repayment Notice
Schedule 1.01(H)	-	Rollover Notice
Schedule 8.01(14)	-	Ownership Structure – Borrower
Schedule 13.03(6)	-	Form of Assignment and Assumption Agreement

ARTICLE 2 - THE CREDIT FACILITIES

2.01	Term Loan Facility

Subject to the terms and conditions of this Agreement, the Lenders establish in favour of the Borrower a single committed delayed draw term loan facility in the maximum aggregate principal amount of Cdn. $115,000,000, which may be increased pursuant to Section 2.02 by up to an additional Cdn. $25,000,000, to be used by the Borrower in accordance with Section 2.03 and to remain available for Drawdowns during the period commencing on the Closing Date and ending on the date falling 24 months thereafter. The Term Loan Facility is a non-revolving facility, and amounts repaid or prepaid may not be reborrowed.

2.02	Increase under the Term Loan Facility

The Term Loan Facility Commitment may be increased from time to time by an aggregate additional amount of up to Cdn. $25,000,000 (each such increase, an “Accordion Increase”), provided that each Accordion Increase shall be in a minimum amount of Cdn. $5,000,000, upon the satisfaction of the following conditions (the “Accordion Increase Conditions”):

(1) the Borrower shall have delivered a written request for an Accordion Increase specifying the proposed increase;

(2) the Administrative Agent and the Lenders shall have received Appraisals, including any refreshed appraisals if a change has occurred to the secured assets that has, or is reasonably likely to cause, a Material Adverse Effect and the previous appraisal was delivered more than twelve (12) months prior, satisfactory to them confirming that the aggregate loan-to-value ratio does not exceed 60%;

(3) the Administrative Agent and the Lenders shall have received such updated financial information, financial model, service offers, compliance certificates and other due diligence as they may reasonably require;

(4) additional commitments in respect of such Accordion Increase shall have been agreed to by one or more existing Lenders and/or one or more Additional Lenders;

(5) the Administrative Agent shall have received an updated Compliance Certificate from the Borrower setting forth the required calculations to establish, on a pro forma basis as at the last day of the most recent Fiscal Quarter, compliance with the financial covenants set forth in this Agreement;

(6) no Default or Event of Default shall have occurred and be continuing;

(7) no event having a Material Adverse Effect shall have occurred and remain uncured; and

(8) the representations and warranties set out in this Agreement shall be true and correct in all material respects as of the date of the Accordion Increase and shall be restated, reiterated and confirmed as of the date of such Accordion Increase.

Any Accordion Increase may be effected by (i) increasing the Commitment of any Lender willing to participate, on a pro rata basis or otherwise, and/or (ii) the addition of one or more financial institutions as lenders (each, an “Additional Lender”), in each case on a best efforts basis.

No Lender shall be obligated to participate in any Accordion Increase. Any Additional Lender shall be reasonably acceptable to the Administrative Agent and shall otherwise be an Eligible Assignee. No Additional Lender shall receive pricing or economics that are more favourable that those offered to the existing Lenders in connection with the Accordion Increase unless such more favourable terms are made available to all existing Lenders participating in such Accordion Increase. Any Additional Lender shall become a party to this Agreement pursuant to customary joinder documentation and shall have the same rights and obligations as a Lender hereunder.

Any increases in Commitments pursuant to an Accordion Increase shall be offered first offer by Administrative Agent to the existing Lenders on a pro rata basis which existing Lenders shall have ten (10) Banking Days to accept or decline to participate in such increases. An existing Lender will be deemed to have declined to participate in the foregoing offer if the Administrative Agent has not received a confirmation of acceptance from such existing Lender withing the applicable delay for responding thereto. If sufficient commitments are not obtained from existing Lenders, Additional Lenders may be added to provide such commitments.

Notwithstanding anything to the contrary herein, no Lender shall be obligated to increase its Commitment in connection with any Accordion Increase, and the consent of only those Lenders participating in such Accordion Increase shall be required. Any such increase shall form part of, and not constitute a separate facility from, the Term Loan Facility for all purposes of this Agreement.

2.03	Purpose of Term Loan Facility

Loans made under the Term Loan Facility will only be used to refinance the Bilateral Bridge Loan, fund permitted Capital Expenditures, finance permitted Distributions and support the business and operations of the Borrower to the extent contemplated by this Agreement.

2.04	Manner of Borrowing

(1) The Borrower may, in Canadian Dollars, make Drawdowns of Prime Rate Loans and CORRA Loans, and may make Conversions and Rollovers of Loans, under the Term Loan Facility in accordance with this Agreement.

2.05	Drawdowns, Conversions and Rollovers

(1) Subject to the provisions of this Agreement, the Borrower may (a) make Drawdowns hereunder, (b) convert the whole or any part of any type of Loan into any other type of Loan, and (c) roll over any CORRA Loan on the last day of the applicable Interest Period therefor, by giving the Administrative Agent a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be.

(2) The Borrower must give the Administrative Agent a Drawdown Notice at least three Banking Days prior to the proposed Drawdown Date in the case of a CORRA Loan and at least one Banking Day prior to the proposed Drawdown Date in the case of a Prime Rate Loan, and a Conversion Notice or Rollover Notice at least three Banking Days prior to the proposed Conversion Date or Rollover Date, as the case may be, for any CORRA Loan; provided that, in each case relating to a CORRA Loan, such notice must specify the requested Interest Period and, if such notice is not given within the required time, the applicable Loan shall be made as, converted into or continued as a Prime Rate Loan. A Drawdown Date, Conversion Date and Rollover Date must be a Banking Day.

(3) Each Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, must be delivered to the Administrative Agent by the Borrower on or prior to 11:00 a.m. (Montreal time) on a Banking Day.

(4) Each Drawdown, Conversion or Rollover must:

(a)	in the case of Prime Rate Loans, be in a minimum principal amount of Cdn. $1,000,000; and

(b)	in the case of CORRA Loans, be in an aggregate minimum principal amount of Cdn. $1,000,000 and increments of Cdn. $100,000.

(5) Unless otherwise agreed to by the Administrative Agent and the Required Lenders, the Borrower will not be entitled to make Drawdowns more than once each calendar month.

2.06	Administrative Agent’s Obligations with Respect to Loans

Upon receipt of a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, the Administrative Agent will forthwith notify the Lenders of the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, of each Lender’s Applicable Percentage of such Loan and, if applicable, the account of the Administrative Agent to which each Lender’s Applicable Percentage is to be credited.

2.07	Lenders’ and Administrative Agent’s Obligations with Respect to Loans

Each Lender will, prior to 2:00 p.m. (Montreal time) on the Drawdown Date, Conversion Date or Rollover Date, as the case may be, specified by the Borrower in a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, credit the Administrative Agent’s account specified in the Administrative Agent’s notice given under Section 2.06 with such Lender’s Applicable Percentage of any Loan to be advanced thereunder and by 2:00 p.m. (Montreal time) on the same date the Administrative Agent will advance to the Borrower the full amount of the amounts so credited.

2.08	Voluntary Cancellation or Reduction

The Borrower may, at any time, upon giving at least three (3) Banking Days prior notice to the Administrative Agent, cancel in full or, from time to time, reduce in part the Commitments under the Term Loan Facility by delivering a Cancellation Notice; provided that any such reduction shall be in a minimum aggregate amount of Cdn. $1,000,000 and increments of Cdn. $100,000. Upon such cancellation, there shall be a pro rata reduction of each Lender’s Commitment.

2.09	Irrevocability

Each Drawdown Notice, Conversion Notice and Rollover Notice given by the Borrower hereunder is irrevocable and will oblige the Borrower to take the action contemplated on the date specified therein.

2.10	Account of Record

The Administrative Agent will open and maintain books of account evidencing all Loans and all other amounts owing by the Borrower to the Lenders hereunder. The Administrative Agent will enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder.

2.11	Authority to Debit

The Borrower hereby authorizes the Administrative Agent to debit any account maintained by the Borrower with the Administrative Agent to satisfy its obligations to the Administrative Agent and the Lenders in connection with the payment of interest, fees, expenses and other amounts due hereunder, in each case in accordance with the terms of this Agreement.

2.12	Interest on Excess Loans, Unpaid Costs and Expenses

Unless the payment of interest is otherwise specifically provided for herein, where the Borrower fails to pay any amount required to be paid by them hereunder when due having received notice that such amount is due, the Borrower shall pay interest on such unpaid amount from the time such amount is due until paid at an annual rate equal to the Prime Rate plus 2.0% per annum.

ARTICLE 3 - CLOSING AND DISBURSEMENT CONDITIONS

3.01	Conditions Precedent to Initial Drawdown under the Term Loan Facility

The obligation of each Lender to make the first Drawdown hereunder is subject to and conditional upon the prior satisfaction of the following conditions precedent on the Closing Date:

(a)	a duly executed copy of this Agreement and the other Loan Documents (including the Security Documents) will have been delivered to the Administrative Agent and the Lenders;

(b)	the Administrative Agent will have received a Drawdown Notice by the time required under Section 2.04;

(c)	currently dated opinions of counsel to the Obligors as to such matters and in such form as Lenders’ Counsel deems appropriate, acting reasonably, addressed to the Administrative Agent and the Lenders;

(d)	the Administrative Agent will have received certified copies of title opinions, title insurance, property searches and confirmations in respect of the secured immovable property and leasehold interests as it may reasonably require;

(e)	the Administrative Agent will have received certified copies of the Organizational Documents of each Obligor, including resolutions authorizing the execution and delivery of, and performance of each Obligor’s obligations under, the Loan Documents, together with incumbency certificates and such other corporate or organizational documents as the Administrative Agent may reasonably require;

(f)	the representations and warranties in Section 8.02 and in the other Loan Documents will be true and correct in all material respects as if made on and as of the Closing Date;

(g)	the Lenders shall have completed their due diligence with respect to the Obligors and the secured assets and shall have received the following financial, corporate and other information:

(i)	satisfactory Appraisals confirming that aggregate loan-to-value does not exceed 60% and in respect of which the Administrative Agent is either an addressee or has received a reliance letter;

(ii)	Phase I and, if applicable, Phase II Environmental Site Assessments for MTL II and MTL III, together with reliance letters in favour of the Administrative Agent;

(iii)	a satisfactory financial model showing projected financial performance and covenant compliance;

(iv)	signed Material Project Agreements (including leases, service offers and other material occupancy or commercial arrangements), together with current rent rolls and copies thereof for the secured properties, in each case generating sufficient contracted cash flow for term and covenant support;

(v)	evidence confirming that the secured properties and business are in compliance in all material respects with Applicable Laws, except to the extent satisfactory remedial steps are being taken;

(vi)	evidence confirming that the insurance coverage to be maintained by the Obligors hereunder is in place and complies with the provisions hereof;

(vii)	the financial statements of the Obligors (except 1504950 B.C. Unlimited Liability Company) for the Fiscal Quarter ending March 31, 2026 and the financial statements of the Obligors (except 1504950 B.C. Unlimited Liability Company) for the month of May 2026;

(viii)	all know your client information requested by any Lender or the Administrative Agent;

(ix)	evidence satisfactory to the Administrative Agent that property Taxes and material utilities relating to the secured properties are current, subject to contestations in good faith and in respect of which non-payment would not individually or in the aggregate have, or be reasonably likely to cause, a Material Adverse Effect;

(x)	a pro forma Compliance Certificate showing compliance with the financial covenants after giving effect to the initial Drawdown, with calculations based on the period ending May 31, 2026;

(xi)	evidence of landlord consent for the MTL I lease, including step-in rights in favour of the Administrative Agent, or evidence satisfactory to the Administrative Agent as to the timing for delivery thereof if agreed by the Administrative Agent; and

(xii)	such other information as the Administration Agent or the Lenders may reasonably request respecting the business or financial condition of the Obligors;

(h)	no Default or Event of Default will have occurred and be continuing on the Closing Date, or would result from the entering into of this Agreement or the initial Drawdown, the whole calculated as of the last day of the most recent Fiscal Quarter;

(i)	no Material Adverse Effect shall have occurred and be existing;

(j)	except as otherwise agreed by the Administrative Agent, certificates of status or comparable certificates for all Relevant Jurisdictions of each Obligor will have been delivered to the Administrative Agent;

(k)	all registrations and filings shall have been made which the Administrative Agent determines to be necessary or advisable to preserve and protect the Security;

(l)	releases, discharges and postponements that are required in the discretion of the Administrative Agent (in registrable form where necessary) with respect to all Encumbrances affecting the collateral Encumbered by the Security that are not Permitted Encumbrances, if any, will have been delivered to the Administrative Agent;

(m)	the Administrative Agent shall have received a sub-search from Lenders’ Counsel confirming that no Encumbrances that are not Permitted Encumbrances have been registered on title to the Project Lands as of the date of the initial Drawdown;

(n)	the Administrative Agent will have received on its own behalf or on behalf of the Lenders payment of all fees and expenses payable to the Administrative Agent or the Lenders that are due and payable at such time, including legal fees and disbursements;

(o)	the Lenders shall be satisfied that, after giving effect to the Drawdown:

(i)	the aggregate principal amount of all Loans outstanding under the Term Loan Facility shall not exceed the Commitments;

(ii)	the Administrative Agent shall have received satisfactory directions of payment to repay the Bilateral Bridge Loan;

(iii)	the Administrative Agent shall have received all other reports and deliveries required hereunder for the period prior to such Drawdown Date; and

(p)	such other documents and instruments as the Lenders require, which are usual and customary for transactions of this nature.

3.02	Conditions Precedent to Subsequent Drawdowns under the Term Loan Facility

The obligation of each Lender to make any subsequent Drawdown hereunder by way of a Loan under the Term Loan Facility is subject to and conditional upon the prior satisfaction of the following additional conditions precedent:

(a)	the Administrative Agent will have received a Drawdown Notice as required under Section 2.05;

(b)	the representations and warranties deemed to be repeated pursuant to Section 8.02 and in any Loan Document will continue to be true and correct in all material respects as if made on and as of the Drawdown Date;

(c)	no Default or Event of Default will have occurred and be continuing on the Drawdown Date, or would result from making the requested Advance;

(d)	no Material Adverse Effect shall have occurred and be existing;

(e)	the Borrower must have delivered to the Administrative Agent all reporting required by Section 9.02;

(f)	all registrations and filings required to preserve and protect the Security shall have been made and the Administrative Agent shall be satisfied that no Encumbrances affecting the secured property exist other than Permitted Encumbrances;

(g)	if any new Material Project Agreements, leases, service offers or other material occupancy or commercial arrangements have been entered into since the date of any previous Drawdown, notice and a copy of such agreement shall have been provided to the Administrative Agent for its review;

(h)	the Lenders will have received signed leases, service offers and other Material Project Agreements with sufficient contracted cash flow for term and covenant support, in form and substance satisfactory to the Administrative Agent, together with a pro forma Compliance Certificate showing compliance with the financial covenants after giving effect to the requested Drawdown;

(i)	the Administrative Agent will have received payment of all fees and expenses payable to the Administrative Agent or the Lenders that are due and payable at such time;

(j)	the Lenders shall be satisfied that, after giving effect to the Drawdown:

(i)	the aggregate principal amount of all Loans outstanding under the Term Loan Facility shall not exceed the Term Loan Facility Commitment (as the same may be increased pursuant to Section 2.02; and

(ii)	the Administrative Agent shall have received all other reports and deliveries required hereunder for the period prior to such Drawdown Date;

(k)	all other terms and conditions of this Agreement upon which the Borrower may obtain a Loan that have not been waived will have been fulfilled or waived.

3.03	Waiver

The conditions set forth in Sections 3.01 and 3.02 are inserted for the sole benefit of the Lenders and may be waived by the Administrative Agent on behalf of the Lenders with the consent of the Required Lenders, in whole or in part, in respect of any Drawdown without prejudicing the right of the Lenders at any time to assert such conditions in respect of any subsequent Drawdown.

ARTICLE 4 - Payments of Interest and Commitment Fees

4.01	Interest on Prime Rate Loans

The Borrower will pay interest on each Prime Rate Loan during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the sum of (a) the Prime Rate in effect from time to time during such Interest Period plus (b) the Prime Rate Margin. Such interest will be payable in arrears on each Interest Payment Date for such Loan and will be calculated on the principal amount of the Prime Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days.

4.02	Standby Fee

The Borrower will pay to the Administrative Agent, for the account of the Lenders, a standby fee in Canadian Dollars at the rate of 49 basis points on the daily undrawn portion of the Term Loan Facility. The Standby Fee will be determined daily beginning on the Closing Date and will be calculated on the basis of a calendar year of 365 days and will be payable by the Borrower quarterly in arrears on the first Banking Day of each Fiscal Quarter.

All fees payable to the Administrative Agent, the Sole Lead Arranger, the Sole Bookrunner and the Lenders in connection with this Agreement, other than fees expressly set out in this Agreement, shall be governed by one or more separate fee letters.

4.03	Maximum Rate of Interest

Notwithstanding anything contained herein to the contrary, the Borrower will not be obliged to make any payment of interest or other amounts payable to the Lenders hereunder in excess of the amount or rate that would be permitted by Applicable Law or would result in the receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)). If the making of any payment by the Borrower would result in a payment being made that is in excess of such amount or rate, the particular Lender will determine the payment or payments that are to be reduced or refunded, as the case may be, so that such result does not occur.

ARTICLE 5 - CORRA LOANS

All CORRA Loans hereunder shall be made in accordance with the provisions of this Article 5.

5.01	General Mechanics

(1) Upon receipt of a Drawdown Notice, Conversion Notice or Rollover Notice with respect to a CORRA Loan, the Administrative Agent shall forthwith notify each Lender of the proposed Drawdown Date, Conversion Date or Rollover Date, as applicable, the applicable Interest Period and each Lender’s Applicable Percentage of the proposed CORRA Loan.

(2) At no time will there be more than such number of different Interest Periods for CORRA Loans as the Administrative Agent may reasonably permit having regard to its administrative and operational requirements.

(3) The term of a CORRA Loan shall be selected by the Borrower and may be a daily, one month or three month Interest Period, subject to availability and the provisions of this Agreement, provided that no Interest Period shall extend beyond the Maturity Date.

5.02	Conversions

In the case of a Conversion into a CORRA Loan, the Administrative Agent shall record the obligation of the Borrower to the Lenders as a CORRA Loan for the applicable Interest Period, and such CORRA Loan shall accrue interest from and including the applicable Conversion Date to but excluding the last day of such Interest Period, with the applicable CORRA, any applicable credit spread adjustment and the CORRA Margin determined in accordance with this Article 5.

5.03	Maturity of Interest Periods

(1) Prior to the end of an Interest Period for a CORRA Loan, the Borrower shall deliver to the Administrative Agent a Rollover Notice, a Conversion Notice or a Repayment Notice in accordance with this Agreement and, if the Borrower fails to do so within the time required by this Agreement, the applicable CORRA Loan shall, on the last day of the applicable Interest Period, be automatically converted into a Prime Rate Loan.

(2) In the case of a Conversion of a CORRA Loan into another type of Loan, the Administrative Agent shall record the obligation of the Borrower to the Lenders as a Loan of the type into which the obligation has been converted.

5.04	General

(1) Each CORRA Loan shall bear interest during each Interest Period at a rate per annum equal to the sum of (i) the applicable CORRA for such Interest Period, determined in accordance with Section 5.04(2), (ii) the applicable credit spread adjustment for such Interest Period, being 29.547 basis points for a one month Interest Period, 32.138 basis points for a three month Interest Period and, for a daily Interest Period, no credit spread adjustment unless otherwise expressly agreed in writing by the Borrower, the Administrative Agent and the Lenders, and (iii) the CORRA Margin.

(2) For purposes of this Article 5, the applicable CORRA for any CORRA Loan shall be determined by the Administrative Agent in a manner consistent with the Interest Period selected by the Borrower and its customary practice for syndicated Canadian dollar credit facilities. For a daily Interest Period, CORRA shall be determined on a daily basis for the applicable day. For a one month or three month Interest Period, CORRA shall be the applicable one month or three month CORRA-based benchmark rate, as applicable, for that Interest Period. The Administrative Agent may make such operational and conforming changes to the administration of CORRA Loans as it may reasonably determine are appropriate to give effect to the foregoing and to reflect then current market practice, and will notify the Borrower and the Lenders of any such changes.

(3) Each Lender shall maintain a record with respect to CORRA Loans made by it hereunder and, absent manifest error, the records of the Administrative Agent with respect thereto shall be prima facie evidence of the amounts owing hereunder.

(4) Interest on each CORRA Loan shall be payable in arrears on the last day of the applicable Interest Period and on the Maturity Date and shall be calculated on the principal amount of such CORRA Loan outstanding during such Interest Period on the basis of the actual number of days elapsed in a year of 365 days.

5.05	Inability to Determine Rates, Canadian Benchmark Replacement Setting, Etc.

(1) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, upon the occurrence of a Canadian Benchmark Transition Event and its related Canadian Benchmark Replacement Date, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Canadian Benchmark with a Canadian Benchmark Replacement and to make Canadian Conforming Changes, and any such amendment shall become effective at 5:00 p.m. (Montreal time) on the fifth Banking Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(2) No replacement of the then-current Canadian Benchmark with a Canadian Benchmark Replacement pursuant to this Section 5.05 shall occur prior to the applicable Canadian Benchmark Replacement Date.

(3) In connection with the implementation of a Canadian Benchmark Replacement, the Administrative Agent shall have the right to make Canadian Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Conforming Changes shall become effective without any further action or consent of any other party to this Agreement.

(4) The Administrative Agent will promptly notify the Borrower and the Lenders of (a) the occurrence of a Canadian Benchmark Transition Event, (b) the implementation of any Canadian Benchmark Replacement, (c) the effectiveness of any Canadian Conforming Changes, (d) the commencement or the end of any Canadian Benchmark Unavailability Period and (e) any change in the length or availability of any Interest Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower, pursuant to this Section 5.05, including any determination with respect to a tenor, rate or adjustment or the occurrence or non-occurrence of an event, circumstance or date, will be conclusive and binding absent manifest error and may be made in the sole discretion of the Administrative Agent, acting reasonably, or, if expressly provided herein, in the discretion of the Administrative Agent and the Borrower.

(5) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, at any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate and either (a) any tenor for such benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such benchmark has announced that any tenor for such benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” or any related definition or provision to remove such unavailable or non-representative tenor and any such amendment will become effective without any further action or consent of any other party to this Agreement.

(6) Upon the commencement of a Canadian Benchmark Unavailability Period, the Borrower may revoke any pending request for a Drawdown of, Conversion to or Rollover of a CORRA Loan to be made, converted or continued during any Canadian Benchmark Unavailability Period and, failing that, such request shall be deemed to be a request for a Prime Rate Loan. During any Canadian Benchmark Unavailability Period, the component of Prime Rate based upon the then-current Canadian Benchmark or any term rate derived therefrom, if any, shall not be used in any determination of Prime Rate.

(7) For greater certainty, this Section 5.05 is intended to complete the benchmark replacement mechanics applicable to CORRA Loans and shall apply notwithstanding anything inconsistent in Section 5.04.

(8) If, in connection with any requested CORRA Loan or any outstanding CORRA Loan, the Administrative Agent determines that (i) the applicable CORRA for the relevant Interest Period cannot be determined in accordance with the terms of this Agreement, (ii) adequate and reasonable means do not exist for ascertaining the applicable CORRA for the relevant Interest Period, or (iii) the adoption of any operational or conforming change reasonably required to administer CORRA Loans has not been completed or cannot practicably be implemented, then the Administrative Agent shall promptly notify the Borrower and the Lenders, and the right of the Borrower to request, convert into or roll over into CORRA Loans of the affected Interest Period or Interest Periods shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist.

(9) During any period of suspension referred to in this Section, any affected CORRA Loan then outstanding shall continue to the end of its then current Interest Period and shall thereafter be automatically converted into a Prime Rate Loan unless the Administrative Agent has notified the Borrower that the relevant circumstances have ceased to exist prior to the end of such Interest Period, and any requested Drawdown or Conversion into a CORRA Loan for the affected Interest Period or Interest Periods shall instead be made as or converted into a Prime Rate Loan.

ARTICLE 6 - REPAYMENT

6.01	Mandatory Repayment and Amortization

(1) The Borrower will repay the outstanding principal amount of all Loans and all other Obligations under the Term Loan Facility on or before the Maturity Date.

(2) The Borrower shall also repay the Term Loan Facility by way of quarterly principal repayments commencing at the end of the first full Fiscal Quarter after the Closing Date and calculated on the basis of a 15-year amortization schedule (6.67% per year), with the remaining balance due on the Maturity Date.

(3) The Borrower shall, as a mandatory repayment in respect of Loans outstanding under the Term Loan Facility, pay to the Administrative Agent for application against the Loans the amounts set forth below upon the occurrence of the following events:

(a)	100% of the net proceeds of any Disposition by any Obligor of any Property outside the ordinary course of business, unless such net proceeds are applied within 180 days after receipt thereof to acquire, repair, restore, replace, rebuild or reinvest in assets used or useful in the business of the Obligors; provided that if the Borrower or the applicable Obligor has entered into a binding commitment, in form and substance acceptable to the Administrative Agent, within such 180-day period to make such acquisition, repair, restoration, replacement, rebuilding or reinvestment, such period shall be extended for up to an additional 180 days to permit completion thereof, and any such net proceeds not so applied within the applicable period shall be promptly applied as a mandatory repayment of the Loans. For clarity, the Lenders acknowledge the MTL I Spin-Off contemplated by the Borrower, subject to entering into satisfactory assumption and security documents as required by the Lenders, acting reasonably;

(b)	100% of the net proceeds of property insurance in respect of any secured asset, except to the extent such net proceeds are applied within 180 days after receipt thereof toward the repair, restoration, replacement or rebuilding of such asset; provided that if the Borrower or the applicable Obligor has entered into a binding commitment, in form and substance acceptable to the Administrative Agent, within such 180-day period to complete such repair, restoration, replacement or rebuilding, such period shall be extended for up to an additional 180 days to permit completion thereof, and any such net proceeds not so applied within the applicable period shall be promptly applied as a mandatory repayment of the Loans; and

(c)	100% of the net proceeds of any future debt incurred by any Obligor other than Indebtedness expressly permitted hereunder.

(4) All such mandatory repayments shall be applied to the Term Loan Facility in inverse order of maturity, until fully repaid.

6.02	Voluntary Prepayments and Reductions

If the Administrative Agent has received a Repayment Notice from the Borrower not less than five (5) Banking Days prior to the proposed prepayment date, the Borrower may from time to time prepay Loans outstanding under the Term Loan Facility provided that accrued interest and fees relating thereto have been paid in full. Any voluntary prepayment hereunder shall be in the minimum amount equal to $1,000,000 and in increments of $100,000 thereafter. Upon such prepayment, the applicable Commitment shall be correspondingly reduced by the amount of such prepayment and no re-borrowing of such prepaid amount shall be permitted. For certainty, an voluntary prepayment shall be applied to the Term Loan Facility in inverse order of maturity.

6.03	Repayment Compensation

The Borrower may repay all amounts hereunder at any time without penalty or bonus, subject to the payment of customary breakage, funding loss or similar compensation, if any, applicable to any CORRA Loan having a one month or three month Interest Period under this Agreement.

ARTICLE 7 - Place and Application of Payments

7.01	Place of Payment of Principal, Interest and Fees

All payments of principal, interest, fees and other amounts to be made by the Borrower to the Administrative Agent and the Lenders pursuant to this Agreement will be made in Canadian Dollars for value on the day such amount is due or, if such day is not a Banking Day, on the Banking Day next following with interest, by deposit or transfer thereof to the account of the Administrative Agent maintained at the Agent’s Office or at such other place as the Borrower and the Administrative Agent may from time to time agree.

7.02	Netting of Payments

If, on any date, amounts would be due and payable under this Agreement in the same currency by the Borrower to any Lender, and by such Lender to the Borrower, then, on such date, upon notice from the Administrative Agent or such Lender stating that netting is to apply to such payments, the obligations of each such party to make payment of any such amount will be automatically satisfied and discharged if the amounts payable are the same. If the aggregate amount that would otherwise have been payable by the Borrower to such Lender exceeds the aggregate amount that would otherwise have been payable by such Lender to the Borrower or vice versa, such obligations will be replaced by an obligation upon whichever of the Borrower or such Lender would have had to pay the larger aggregate amount, to pay to the other the excess of the larger aggregate amount over the smaller aggregate amount. For greater certainty, prior to acceleration of repayment pursuant to Section 11.02, this Section 7.02 will not permit any Lender to exercise a right of set-off, combination or similar right against any amount which the Borrower may have on deposit with such Lender in respect of any amount to which netting is to apply pursuant to this Section 7.02, but will apply only to determine the net amount to be payable by the Lenders to the Borrower, or by the Borrower to the Lenders.

ARTICLE 8 - Representations and Warranties

8.01	Representations and Warranties of the Borrower

The Borrower (as to itself only and not with respect to any other Obligor) represents and warrants to the Administrative Agent and to each of the Lenders as follows, and acknowledges and confirms that the Administrative Agent and each of the Lenders is relying upon such representations and warranties:

(1) Existence and Qualification. It has been duly incorporated, amalgamated or continued, as the case may be, and is validly subsisting under the laws of its jurisdiction of incorporation, amalgamation or continuance, and is duly qualified to carry on business in the applicable jurisdictions where failure to do so would have a Material Adverse Effect.

(2) Power and Authority. It has the power, authority and right to enter into and deliver, and to exercise its rights and perform its obligations under, the Loan Documents to which it is a party and to own its Property and carry on its business as currently conducted.

(3) Execution, Delivery and Performance of Loan Documents. The execution and delivery of each of the Loan Documents to which it is a party, and every other instrument or agreement delivered by it pursuant to any Loan Document, and the performance of its obligations thereunder: (i) has been duly authorized by all actions, if any, required on its part and by its shareholders and directors (or where applicable partners, members or managers), and (ii) each of such documents has been duly executed and delivered.

(4) Loan Documents Comply with Applicable Laws, Organizational Documents and Contractual Obligations. Neither the entering into nor the delivery of, and neither the consummation of the transactions contemplated in nor compliance with the terms, conditions and provisions of, the Loan Documents by it conflicts with or will conflict with, or results or will result in any breach of, or constitutes a default under or contravention of, any Requirements of Law applicable to it, its Organizational Documents, or results or will result in the creation or imposition of any Encumbrance other than Permitted Encumbrances except in favour of the Lenders or the Administrative Agent upon any of its Property, including the Project, and in each case that would result in a Material Adverse Effect.

(5) Consents Respecting Loan Documents. It has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required as to the date hereof in connection with the execution and delivery by it of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated in the Loan Documents except where failure would not have a Material Adverse Effect.

(6) Taxes. It has paid or made adequate provision for the payment of all Taxes that are due and payable and other Potential Prior-Ranking Claims levied on it or on its Property (including, in the case of the Borrower, the Project) or income that are due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such Taxes or other Potential Prior-Ranking Claims, except Taxes or other Potential Prior-Ranking Claims that are not material in amount or that are not delinquent (or if delinquent are being contested in good faith, and in respect of which non-payment would not individually or in the aggregate constitute, or be reasonably likely to cause, a Material Adverse Effect, and, if the aggregate amount of same is in excess of $2,000,000, in respect of which the Borrower has deposited with the Administrative Agent or the appropriate Governmental Authority collateral satisfactory to the Administrative Agent or such Governmental Authority, as the case may be, to secure the payment of such Taxes or other Potential Prior-Ranking Claims and so long as the Administrative Agent is satisfied that its Security is not in jeopardy), and there is no material action, suit, proceeding, investigation, audit or claim now pending, or to its knowledge threatened, by any Governmental Authority regarding any Taxes or other Potential Prior-Ranking Claims that is reasonably likely to cause a Material Adverse Effect nor has it agreed to waive or extend any statute of limitations with respect to the payment or collection of Taxes or other Potential Prior-Ranking Claims.

(7) Judgments, Etc. It is not subject to any judgment, order, writ, injunction, decree or award that has not been stayed or of which enforcement has not been suspended and that individually or in the aggregate constitutes, or is reasonably likely to cause, a Material Adverse Effect.

(8) Absence of Litigation. There are no actions, suits or proceedings pending or, to the best of its knowledge, threatened against or affecting it that are reasonably likely to cause, either separately or in the aggregate, a Material Adverse Effect. It is not in default with respect to any Applicable Law in a manner or to an extent that would reasonably be expected to cause a Material Adverse Effect.

(9) Labour Relations. It is not engaged in any unfair labour practice that would reasonably be expected to cause a Material Adverse Effect; and there is no unfair labour practice complaint pending against it or, to the best of its knowledge, threatened against the Borrower, before any Governmental Authority that if adversely determined would reasonably be expected to cause a Material Adverse Effect.

(10) Title to Project Lands. The applicable Obligors have such ownership, leasehold or other rights in the Project Lands and other material Property as are necessary for the conduct of their business, subject only to Permitted Encumbrances.

(11) Compliance with Laws. It is not in default under any Applicable Law where such default would reasonably be expected to cause a Material Adverse Effect. To the best of the knowledge of the Borrower, except as disclosed in the environmental reports delivered to the Lenders, the Project is in compliance in all material respects with all Applicable Law, including, without limitation, all Environmental Laws.

(12) No Pending or Proposed Changes in Applicable Law. To the best of its knowledge, there are no pending or proposed changes to Applicable Law which would render illegal or materially restrict the operation of the business or assets of the Obligors in a manner that would reasonably be expected to cause a Material Adverse Effect.

(13) No Default Under Agreements, etc. It is not in default under any Loan Document or any other agreement, guarantee, indenture or instrument to which it is a party or by which it is bound, where such default constitutes a Material Adverse Effect.

(14) Ownership Structure. The ownership structure of the Borrower as of the date hereof is as set out in Schedule 8.01(14).

(15) Leases and Service Offers. The material leases and service offers are in full force and effect, unamended except as disclosed to the Administrative Agent, and, to the knowledge of the Borrower and except as disclosed in writing to the Administrative Agent, no party thereto is in material default.

(16) Condition of Properties. All material Properties and improvements of the Borrower are in good working order and condition, ordinary wear and tear excepted, except where any failure would not reasonably be expected to cause a Material Adverse Effect.

(17) Relevant Jurisdictions. The Relevant Jurisdictions for the Borrower are set forth on Schedule 1.01(F).

(18) Material Project Agreements and Material Licences

(a)	The Material Project Agreements and Material Licences existing as of the date of this Agreement are those listed in Schedule 1.01(D), and true copies of such Material Project Agreements and Material Licences have been delivered to the Administrative Agent or otherwise disclosed to it.

(b)	No event has occurred and is continuing that would constitute a material breach of or a material default under any Material Project Agreement or Material Licence and each Material Project Agreement to which the Borrower is a party is binding upon it and, to the best of its knowledge, is a binding agreement of each other party thereto.

(19) Financial Statements. All of the financial statements that have been furnished to the Lenders by the Borrower in connection with this Agreement are complete in all material respects and such financial statements fairly present the financial position of the Borrower, as of the dates referred to therein and have been prepared in accordance with GAAP. The Borrower does not have any liabilities (contingent or other) or other obligations of the type required to be disclosed in accordance with GAAP that are not fully disclosed on the financial statements of such entity provided to the Lenders.

(20) No Material Adverse Effect. Since the date of the most recent annual financial statements of the Borrower provided to the Administrative Agent, there has been no condition (financial or otherwise), event or change in the business, liabilities, operations, results of operations, assets or prospects of the Borrower which constitutes, or would reasonably be expected to constitute, or cause, a Material Adverse Effect.

(21) Environmental Matters

(a)	Except as disclosed in reports delivered to the Administrative Agent, the Project is in compliance in all material respects with all Environmental Laws; the Borrower is not aware of, nor has it received notice of, any past, present or future condition, event, activity, practice or incident that may interfere with or prevent the compliance or continued compliance of the Project or the Borrower in all material respects with all Environmental Laws; and as at the time of the relevant Drawdown the Borrower has obtained or will obtain as part of its development of the Project all licences, permits and approvals in connection with the Project that are currently required under all Environmental Laws and is in full compliance with the provisions of all existing licences, permits and approvals, in each case except to the extent that the non-compliance would not reasonably be expected to cause a Material Adverse Effect.

(b)	Other than as disclosed in the environmental report(s) delivered to the Lenders pursuant to Section 3.01(g)(ii), the Borrower is not aware that any Hazardous Substances exist on, about or within or have been used, generated, stored, transported, disposed of on, or Released from the Project other than in material accordance and compliance with all Environmental Laws, except to the extent that the non-compliance would not reasonably be expected to cause a Material Adverse Effect.

(c)	The use which the Borrower has made and intends to make of the Project will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Substances on, in or from the Project except in accordance and compliance with all Environmental Laws, except to the extent that the non-compliance would not reasonably be expected to cause a Material Adverse Effect.

(d)	There is no action, suit or proceeding, or, to its knowledge, any investigation or inquiry, before any Governmental Authority pending or, to its knowledge, threatened against the Borrower relating in any way to any Environmental Laws that would reasonably be expected to cause a Material Adverse Effect.

(e)	The Borrower has not (i) with respect to the Project, incurred any current and outstanding liability for any clean-up or remedial action under any Environmental Laws with respect to current or past operations, events, activities, practices or incidents relating thereto, (ii) received any outstanding written request for information (other than information to be provided in the normal course in connection with applications for licences, permits or approvals) by any Person under any Environmental Laws with respect to the condition, use or operation of the Project, (iii) received any outstanding written notice or claim under any Environmental Laws with respect to any material violation of or liability under any Environmental Laws or relating to the presence of Hazardous Substance on or originating from the Project, that, in any such case, would reasonably be expected to cause a Material Adverse Effect, or (iv) ever been convicted of an offence or subjected to any judgment, injunction or other proceeding for non-compliance with any Environmental Laws with respect to the Project or been fined or otherwise sentenced or settled such prosecution or other proceeding short of conviction for non-compliance with any Environmental Laws with respect to the Project.

(f)	Copies of all material analysis and monitoring data for soil, ground water, surface water and the like and reports pertaining to any environmental assessments or audits, including without limitation any inspections, investigations and tests, relating to the Project that were obtained, are in the possession or control of, or were carried out on behalf of, the Obligors have been delivered to the Administrative Agent.

(g)	Since the date of acquisition of its interest in the Project, the Borrower has maintained all environmental and operating documents and records relating to the Project substantially in the manner and for the time periods required by Environmental Laws.

(h)	The Borrower has not defaulted in reporting in any material respect to any applicable Governmental Authority in relation to the Project on the happening of an occurrence which it is or was required by any Environmental Laws to report.

(22) Material Licences. All Material Licences from third parties and Governmental Authorities that are required as of the date hereof for the operation of the business and assets of the Obligors have been obtained, except where failure to obtain same would not reasonably be expected to have a Material Adverse Effect.

(23) Zoning, Uses and Expropriation

(a)	The Project is zoned or otherwise authorized to permit the current and intended use thereof in all material respects.

(b)	The existing uses of the Project comply in all material respects with all Applicable Law.

(c)	It has not received notice of any proposed rezoning of all or any part of the Project that would be reasonably likely to cause a Material Adverse Effect.

(d)	It has not received notice of any expropriation of all or any part of the Project.

(24) Undisclosed Liabilities. There are no liabilities (including contingent liabilities) that, in the aggregate, are material in respect of the Project or the Borrower, or their respective businesses, which have not been previously disclosed in writing to the Lenders.

(25) Insolvency. The Borrower (i) has not committed any act of bankruptcy, (ii) is not insolvent and has not proposed, nor given notice of its intention to propose, a compromise or arrangement to its creditors generally, (iii) has not had any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound up-, taken any proceeding to have a receiver appointed of any part of its assets, or had any Encumbrancer take possession of any material portion of its property, or (iv) has not had an execution or distress become enforceable or become levied on any material portion of its assets and property.

(26) Intellectual Property. To the best of the knowledge of the Borrower after due inquiry, the operation of the business and assets of the Obligors does not infringe any material intellectual property rights of any other Person in a manner that would be reasonably likely to cause a Material Adverse Effect.

(27) Full Disclosure. All information provided or to be provided to the Administrative Agent and the Lenders in connection with the Term Loan Facility is, to the Borrower’s knowledge, true and correct in all material respects and none of the documentation furnished to the Administrative Agent and the Lenders by or on behalf of it, to its knowledge, omits or will omit as of such time, a material fact necessary to make the statements contained therein not misleading in any material way, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by it (and any other Person who furnished such material on behalf of it).

(28) Residency. The Borrower is not a non-resident for the purposes of Section 116 of the Income Tax Act (Canada).

(29) Insurance. The Borrower is in compliance in all material respects with all terms and conditions of all insurance policies issued in respect of the Project.

(30) Non-Default. No Default or Event of Default has occurred and is continuing.

(31) Sanctions. Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates or any of their respective directors, officers, employees or agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby, is a Person that is the subject of Sanctions or is located, organized or resident in a country or territory that is itself the subject of comprehensive Sanctions, except to the extent not prohibited by applicable Sanctions Laws. The Borrower has not knowingly engaged in, and is not knowingly engaged in, any dealings or transactions prohibited by applicable Sanctions Laws. The Borrower is in compliance in all material respects with applicable Sanctions Laws and no part of the proceeds of any Loan will be used, directly or indirectly, in any manner that would result in a violation of applicable Sanctions Laws by any Lender, the Administrative Agent or any Obligor.

8.02	Representations and Warranties of the Guarantors

The Guarantors (each of them as to itself only and not with respect to any other Obligor or the Property) represent and warrant to the Administrative Agent and to each of the Lenders as follows, and acknowledge and confirm that the Administrative Agent and each of the Lenders is relying upon such representations and warranties:

(1) Existence and Qualification. It has been duly incorporated, amalgamated, continued, formed or established, as the case may be, and validly exists under the laws of its jurisdiction of organization and is duly qualified to carry on business where failure to do so would have a Material Adverse Effect.

(2) Power and Authority. It has the power, authority and right (a) to enter into and deliver, and to exercise its rights and perform its obligations under, the Loan Documents to which it is a party and all other instruments and agreements delivered by it pursuant to any of the Loan Documents, and (b) to own its Property and carry on its business as currently conducted and as currently proposed to be conducted by it.

(3) Execution, Delivery and Performance of Loan Documents. The execution and delivery of each of the Loan Documents to which it is a party, and every other instrument or agreement delivered by it pursuant to any Loan Document and the performance of its obligations thereunder: (i) has been duly authorized by all actions, if any, required on its part and by its shareholders and directors (or where applicable partners, members or managers), and (ii) each of such documents has been duly executed and delivered.

(4) Loan Documents Comply with Applicable Laws, Organizational Documents and Contractual Obligations. Neither the entering into nor the delivery of, and neither the consummation of the transactions contemplated in nor compliance with the terms, conditions and provisions of, the Loan Documents by it conflicts with or will conflict with, or results or will result in any breach of, or constitutes a default under or contravention of, any Requirements of Law applicable to it, or if applicable, its general partner’s, Organizational Documents, or results or will result in the creation or imposition of any Encumbrance other than Permitted Encumbrances except in favour of the Lenders or the Administrative Agent upon any of its Property that would result in Material Adverse Effect.

(5) Consents Respecting Loan Documents. It has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required as to the date hereof in connection with the execution and delivery by it of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated in the Loan Documents except where failure would not have a Material Adverse Effect.

(6) Judgments, Etc. It is not subject to any judgment, order, writ, injunction, decree or award that has not been stayed or of which enforcement has not been suspended and that individually or in the aggregate constitutes, or is reasonably likely to cause, a Material Adverse Effect.

(7) Absence of Litigation. There are no actions, suits or proceedings pending or, to the best of its knowledge, threatened against or affecting it that are reasonably likely to cause, either separately or in the aggregate, a Material Adverse Effect. It is not in default with respect to any Applicable Law in a manner or to an extent that would reasonably be expected to cause a Material Adverse Effect.

(8) Compliance with Laws. It is not in default under any Applicable Law where such default would reasonably be expected to cause a Material Adverse Effect.

(9) No Default Under Agreements, etc. It is not in default, nor is it aware of any default by the Borrower, under any Loan Document or any other agreement, guarantee, indenture or instrument to which it is a party or by which it is bound, where such default constitutes a Material Adverse Effect.

(10) Financial Statements. All of the financial statements that have been furnished to the Lenders by it in connection with this Agreement are complete in all material respects and such financial statements fairly present the financial position of it, as of the dates referred to therein and have been prepared in accordance with GAAP. It does not have any liabilities (contingent or other) or other obligations of the type required to be disclosed in accordance with GAAP that are not fully disclosed on the financial statements provided to the Lenders by it.

(11) No Material Adverse Effect. Since the date of the most recent annual financial statements provided by it to the Administrative Agent, there has been no condition (financial or otherwise), event or change in its business, liabilities, operations, results of operations, assets or prospects which constitutes, or would reasonably be expected to constitute, or cause, a Material Adverse Effect.

(12) Insolvency. It, (i) has not committed any act of bankruptcy, (ii) is not insolvent, nor has it proposed, or given notice of its intention to propose, a compromise or arrangement to its creditors generally, (iii) has not made any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed of any part of its assets, nor had any Encumbrancer take possession of any material portion, of its property, or (iv) has not had an execution or distress become enforceable or become levied on any material portion, of its assets and property.

(13) Full Disclosure. All information provided or to be provided to the Administrative Agent and the Lenders by it in connection with the Term Loan Facility is, to its knowledge, true and correct in all material respects and none of the documentation furnished to the Administrative Agent and the Lenders by or on behalf of it, to its knowledge, omits or will omit as of such time, a material fact necessary to make the statements contained therein not misleading in any material way, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by it (and any other Person who furnished such material on behalf of it).

(14) Residency. It is not a non-resident for the purposes of Section 116 of the Income Tax Act (Canada).

(15) Non-Default. To the best of its knowledge, after due inquiry, no Default or Event of Default has occurred and is continuing.

(16) Sanctions. Neither such Guarantor nor, to the knowledge of such Guarantor, any of its Affiliates or any of their respective directors, officers, employees or agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby, is a Person that is the subject of Sanctions or is located, organized or resident in a country or territory that is itself the subject of comprehensive Sanctions, except to the extent not prohibited by applicable Sanctions Laws. Such Guarantor has not knowingly engaged in, and is not knowingly engaged in, any dealings or transactions prohibited by applicable Sanctions Laws. Such Guarantor is in compliance in all material respects with applicable Sanctions Laws.

8.03	Survival and Repetition of Representations and Warranties

The representations and warranties set out in Sections 8.01 and 8.02 survive the execution and delivery of this Agreement and all other Loan Documents and will be deemed to be repeated by the Obligors as of each Drawdown Date, except to the extent that on or prior to such date an Obligor has advised the Administrative Agent in writing of a variation in any such representation or warranty, and if such variation would have a Material Adverse Effect, the Lenders have approved such variation.

ARTICLE 9 - Covenants

9.01	Positive Covenants

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Required Lenders, the Borrower and each other Obligor, as applicable, will:

(1) Timely payment. Make due and timely payment of the Obligations required to be paid by it hereunder and under any other Loan Documents to which it is a party.

(2) Conduct of Business, Maintenance of Existence, Compliance with Laws. Engage in business of the same general type as now conducted by it; carry on and conduct its business and operations in a proper, efficient and businesslike manner, in accordance with good business practice; preserve, renew and keep in full force and effect its existence, as applicable; and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business and to comply in all material respects with all Material Project Agreements, Material Licences and Requirements of Law.

(3) Further Assurances. Use commercially reasonable efforts to provide the Administrative Agent and the Lenders with such documents, instruments, opinions, consents, acknowledgments, agreements and other assurances as are reasonably necessary to give effect to this Agreement and the other Loan Documents to which it is a party, from time to time.

(4) Access to Information. Promptly provide the Administrative Agent and the Lenders with all information reasonably requested by any of them from time to time in connection with this Agreement concerning its financial condition, the Projects, leases, service offers, Material Project Agreements and all financial and other reporting obligations required hereunder or under the Loan Documents.

(5) Obligations and Taxes. Pay or discharge, or cause to be paid or discharged, before the same will become delinquent (i) all Taxes or other Potential Prior-Ranking Claims imposed upon it or upon its income or profits or in respect of its business or Property (including the Project) and file all tax returns in respect thereof, (ii) all lawful claims for labour, materials and supplies, (iii) all required payments under any of its Indebtedness (except where a failure to make such payments will not have a Material Adverse Effect), and (iv) all other obligations (except where a failure to make such payments will not have a Material Adverse Effect); provided, however that it will not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof is being contested in good faith by appropriate proceedings and an appropriate financial reserve in accordance with GAAP and satisfactory to the Administrative Agent has been established, and, if the aggregate amount being contested is in excess of $2,000,000, the Borrower will have deposited with the Administrative Agent or the appropriate Governmental Authority collateral satisfactory to the Administrative Agent or such Governmental Authority, as the case may be, to secure the payment of such Taxes, other Potential Prior-Ranking Claims or other amounts.

(6) Use of Term Loan Facility. Use the proceeds of the Term Loan Facility only for the purposes specified in Section 2.03.

(7) Operating Insurance. Maintain insurance with responsible insurers and in amounts and on terms customary for similar properties and businesses and otherwise satisfactory to the Administrative Agent, including property insurance, business interruption insurance, liability insurance and such other insurance as the Administrative Agent may reasonably require. The Borrower will provide certificates of insurance for all policies required hereunder in form acceptable to the Administrative Agent, acting reasonably, showing the Administrative Agent as first mortgagee and as loss payee as its interest may appear.

(8) Proceeds of Insurance. Net proceeds of all property insurance in respect of any secured asset and third party liability insurance shall be payable to the Administrative Agent or otherwise under the control of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, shall be released by the Administrative Agent to the Borrower for restoration, repair, rebuilding or replacement of the affected property upon receipt of evidence satisfactory to the Administrative Agent that such proceeds, together with any other funds available to the Borrower, are sufficient for such purpose and that no Default or Event of Default exists or would result therefrom; failing such release, such proceeds shall be held as collateral or applied to the Obligations as provided in this Agreement.

(i)	Proceeds of any business interruption insurance shall be payable to the Administrative Agent or otherwise under its control and, so long as no Event of Default has occurred and is continuing, may be released by the Administrative Agent to the Borrower to be applied on account of operating costs, debt service and other obligations of the Borrower as the same fall due from time to time, in each case in accordance with this Agreement.

(ii)	All insurance proceeds held by or under the control of the Administrative Agent shall, unless and until applied or released to the Borrower as provided in this Agreement, constitute continuing collateral security for the Obligations.

(b)	If an Event of Default has occurred and is continuing:

(i)	If an Event of Default has occurred and is continuing, the proceeds of all insurance other than workers’ compensation insurance, errors and omissions insurance and third party liability insurance shall be payable to or otherwise under the control of the Administrative Agent and may be held as additional collateral or applied by the Administrative Agent in reduction of the Obligations, provided that the Administrative Agent may, with the consent of the Required Lenders or as otherwise permitted by this Agreement, release such proceeds to the Borrower for restoration, repair, rebuilding or replacement upon receipt of evidence satisfactory to the Administrative Agent.

(ii)	The proceeds of any business interruption insurance shall be payable to or otherwise under the control of the Administrative Agent to be held by the Administrative Agent as additional security for the payment of all amounts payable hereunder and may be applied by the Administrative Agent on account of operating costs, debt service and other Obligations as the same fall due from time to time or, after application thereof, in reduction of the Loans.

(iii)	All insurance proceeds held by or under the control of the Administrative Agent shall, unless and until applied or released to the Borrower as aforesaid, constitute continuing collateral security for the Borrower’s obligations and liabilities in respect of amounts outstanding hereunder.

(9) Notice of Non-Compliance. Promptly notify the Administrative Agent of any material non-compliance by it with the terms and conditions of this Agreement of which it becomes aware including any Default or Event of Default.

(10) Notice of Material Adverse Effect. Promptly notify the Administrative Agent of any Material Adverse Effect or any matter that is likely to have a Material Adverse Effect that would apply to it of which it becomes aware.

(11) Notice of Litigation. Promptly notify the Administrative Agent on becoming aware of the occurrence of any litigation, dispute, arbitration or other proceeding the result of which, if determined adversely, would be a judgment or award against it that would result in a Material Adverse Effect to it, and from time to time provide the Administrative Agent with all reasonable information requested by the Administrative Agent concerning the status of any such proceeding.

(12) Other Notices. Promptly give written notice to the Administrative Agent upon becoming aware:

(a)	of any change in Control of an Obligor;

(b)	of any labour controversy which could have a Material Adverse Effect on the business or operations of the Obligors;

(c)	of the occurrence of an event of Force Majeure describing in reasonable detail the effects of such event on the operations of the Obligors and the action which the Borrower intends to take to remedy such event;

(d)	of the cessation of any event of Force Majeure;

(e)	of any other matter which has resulted in or is reasonably likely to result in a Material Adverse Effect on an Obligor or the Project or the business, properties, assets, obligations, operations or prospects of an Obligor;

(f)	of any circumstance of which the Borrower has notice or is aware which will likely result in a material breach of or material default or material non-performance by any party under any Material Project Agreement or Material Licence;

(g)	of any damage to or destruction of any material property which might give rise to an insurance claim, if the cost of repairs or replacement of such property exceeds $2,000,000;

(h)	of any threatened expropriation or notice of expropriation with respect to all or part of the Project Lands;

(i)	of any default with respect to the payment of any Indebtedness when same is due in excess of $2,000,000;

(j)	of such other information respecting the business, properties, condition or operation of the Borrower as the Administrative Agent may from time to time reasonably request in order to determine compliance by the Borrower with or otherwise in connection with the administration or enforcement of this Agreement or any Loan Document; and

(k)	of any non-compliance in any material respect with Environmental Laws relating to the Project, and of any notice, investigation, non-routine inspection or material inquiry by any Governmental Authority in connection with any Environmental Laws relating to the Project.

(13) Environmental Compliance

(a)	Operate the Project in a manner such that commercially reasonable efforts are taken so that, other than those obligations existing at the date of this Agreement, if any, no material obligation, including material clean-up or remedial obligation, will arise under any Environmental Laws, which obligations individually or in the aggregate would have, or would be reasonably likely to cause, a Material Adverse Effect; provided, however, that if any such claim is made or any such obligation arises, it will satisfy or contest such claim or obligation at its own cost and expense, and promptly notify the Administrative Agent upon learning of (a) the existence of Hazardous Substances located on, above or below the surface of the Project Lands or contained in the soil or water constituting such land, except those being stored, used, contained or otherwise handled in substantial compliance with Environmental Laws, (b) the occurrence of any reportable Release of Hazardous Substances into the air, land, surface water or ground water that has occurred on or from such land that would be reasonably likely to result in a Material Adverse Effect, or (c) any other event or occurrence relating to the Project which, in the opinion of the Borrower, acting reasonably, is likely to give rise to a notice of non-compliance in any material respect with any Environmental Laws.

(b)	Comply in all material respects, and cause any other party that is acting under its authority to comply in all material respects, with all Environmental Laws (including, but not limited to, obtaining any Material Licences or similar authorizations) relating to the Project.

(c)	Not cause or permit a Release of any Hazardous Substance at, on, under or near the Project, other than in compliance with Environmental Laws.

(d)	Provide the Administrative Agent with an environmental site assessment or audit report of the Project, or an update of such assessment or audit report: (i) upon the written request of the Administrative Agent if in its reasonable opinion there is a concern about the Borrower’s compliance, as it relates to the Project, or the Project’s compliance in all material respects with Environmental Laws, all in scope, form and content satisfactory to the Administrative Agent; (ii) if such assessment or audit report has been prepared at the request of or on behalf of any Governmental Authority; or (iii) where the Borrower is not in material compliance with its obligations hereunder relating to an environmental matter, and the Administrative Agent has made a written request to the Borrower for such an assessment or audit report or update, within thirty (30) Banking Days after such request, and all such assessments, audits, reports or updates thereof shall be at the Borrower’s expense and risk; an environmental site assessment or audit may include, for purposes of this Section, any inspection, investigation, test, sampling, analysis or monitoring pertaining to air, land and water relating to the Project reasonably required under the circumstances giving rise to the request for the assessment or audit report , in each case in the presence of a representative of the Borrower, during normal business hours and upon at least 48-hour prior notice.

(e)	Not use the Project, or permit it to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process Hazardous Substances except in compliance in all material respects with all Environmental Laws.

(f)	Maintain in all material respects all environmental and operating documents and records, including, without limitation, Material Licences and orders, relating to the Project in the manner and for the time periods required by Environmental Laws.

(14) Security. Provide the Administrative Agent with the Security required from time to time pursuant to Article 10 in accordance with the provisions of such Article, accompanied by supporting resolutions, certificates and opinions in form and substance satisfactory to the Administrative Agent, acting reasonably, and do all such further acts and execute and deliver all such documents and instruments as may from time to time be requested by the Administrative Agent, acting reasonably, to ensure that the Security constitutes at all times valid, enforceable, and perfected first priority Encumbrances (subject only to Permitted Encumbrances).

(15) Maintenance of Property. Keep all Property necessary for its business in good working order and condition, normal wear and tear excepted, except to the extent that the failure to do so would not individually or in the aggregate be reasonably likely to cause a Material Adverse Effect.

(16) Adequate Books. Maintain adequate books, accounts and records in accordance with GAAP consistently applied.

(17) Material Project Agreements. At all times be and remain in full compliance in all material respects with all of its covenants, agreements and obligations in and diligently enforce all its material rights under all Material Project Agreements if non-compliance would have a Material Adverse Effect. The Borrower shall not alter, amend or waive, in any material respect, any of its rights under or permit any termination or surrender of any Material Project Agreement, without the prior written consent of the Administrative Agent, except where such action is in the ordinary course of business and would not reasonably be expected to have a Material Adverse Effect.

(18) Access. Permit the Administrative Agent and the Lenders, through their agents, officers or employees, for the purposes of monitoring compliance with the covenants and obligations of the Borrower hereunder, to visit and inspect the Project and the books and records of the Borrower, in each case in the presence of a representative of the Borrower, during normal business hours and upon at least 48-hour prior notice.

(19) Remedy of Force Majeure. If the Borrower has given notice to the Administrative Agent of an event of Force Majeure, it shall use reasonable commercial efforts to remedy or cause to be remedied the same or causes thereof.

(20) Management and Control of Project. The Borrower shall manage and operate the Project in accordance in all material respects with prudent industry practice, the Material Project Agreements, applicable budgets and operating plans and all Applicable Laws.

(21) QST, GST and other applicable sales tax refunds. File all returns and other documents necessary to obtain refunds of QST, GST or other applicable sales taxes in respect of the Project and apply the amount of any such refund in accordance with the terms of this Agreement and the applicable operating requirements of the business.

(22) Non-Disturbance Agreements. In respect of the MTL I lease, obtain and maintain in favour of the Administrative Agent a landlord consent, estoppel and recognition agreement, or other tripartite agreement or subordination, non-disturbance and attornment agreement, in each case in form and substance satisfactory to the Administrative Agent, acting reasonably, providing for such acknowledgements, notices, cure rights, step-in rights, continued access and non-disturbance protections as the Administrative Agent may reasonably require, and in respect of any other Lease where the Administrative Agent reasonably requests, obtain an attornment and non-disturbance agreement in a form acceptable to the Administrative Agent.

(23) Location of Accounts. Maintain the Borrower’s primary operating account and such other accounts as the Administrative Agent may reasonably require with the Administrative Agent or as otherwise agreed by the Administrative Agent.

(24) Québec Presence and Operations. So long as Investissement Québec is a Lender under the Credit Facilities, the Borrower shall maintain in the Province of Québec (i) its head office, (ii) its principal place of business, (iii) the location where strategic decisions are made, and

(iv) the ultimate ownership of the intellectual property rights it owns and uses in connection with its activities in Québec, and shall not move a material portion of its assets outside Québec, in each case without the prior written consent of Investissement Québec.

(25) Undesirable Persons. Notwithstanding anything else in this Agreement, so long as Investissement Québec is a Lender under the Credit Facilities, the Borrower shall not permit any shares of its share capital or any securities convertible into shares of its share capital to be held, directly or indirectly, by any Person (excluding, for greater certainty, as a result of any sale of securities in the public markets of WhiteFiber, Inc.) if, in the reasonable opinion of Investissement Québec, such Person or any of its shareholders, directors or officers is likely to damage the reputation of Investissement Québec or the Government of Québec.

(26) Title. Warrant and defend the Borrower’s title to the Project Lands and every part thereof against the claims of all Persons whomsoever and do, observe and perform all obligations and all things necessary or expedient to be done, observed or performed by virtue of any Applicable Law for the purpose of creating, maintaining and keeping maintained the Security constituted by the Loan Documents as valid and effective security with the priority required hereunder.

(27) Sanctions. Comply, and cause each other Obligor to comply, in all material respects with applicable Sanctions Laws. None of the Obligors shall use, directly or indirectly, the proceeds of any Loan or otherwise make available such proceeds to any Person, for any purpose or in any manner, that would result in a violation of applicable Sanctions Laws by any Obligor, the Administrative Agent or any Lender.

9.02	Reporting Requirements

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Required Lenders, the Borrower will deliver to the Administrative Agent, all in form and content acceptable to the Administrative Agent acting reasonably:

(1) Annual Financials. As soon as available and, in any event, within one hundred and twenty (120) days after the end of each Fiscal Year, copies of annual audited financial statements of the Borrower and the Guarantors (except 1504950 B.C. Unlimited Liability Company), on a consolidated basis, together with a Compliance Certificate, which financial statements shall be audited by Deloitte LLP, KPMG LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP, or another nationally recognized accounting firm acceptable to the Administrative Agent acting reasonably. Notwithstanding the foregoing, the Administrative Agent acknowledges and agrees that Audit Alliance LLC shall be an acceptable auditor for the annual audited financial statements of the Borrower and the Guarantors for Fiscal Years ending on or before December 31, 2026.

(2) Quarterly Financials. As soon as available and, in any event, within sixty (60) days after the end of each of the first, second and third Fiscal Quarters, copies of unaudited quarterly internal financial statements of the Borrower and Guarantors (except 1504950 B.C. Unlimited Liability Company), prepared on a basis consistent with the annual financial statements referred to in Section 9.02(1), together with a Compliance Certificate containing reasonably detailed calculations demonstrating compliance with the financial covenants and such supporting materials as the Administrative Agent may reasonably request.

(3) Property and Other Information

(i)	Within sixty (60) days after the end of each Fiscal Quarter or the date of a change relating thereto that has, or is reasonably likely to cause, a Material Adverse Effect:

(A)	executed copies of all new material leases, service offers and other Material Project Agreements entered into during such Fiscal Quarter, together with any material amendments thereto;

(B)	details of any material changes affecting contracted recurring revenues, cash flow, occupancy, covenant compliance or the operation of the Projects; and

(4) Within sixty (60) days after the end of each Fiscal Year or the date of a change relating thereto that has, or is reasonably likely to cause a Material Adverse Effect, a rent roll and weighted-average lease table for MTL I, MTL II and MTL III.

(5) Within sixty (60) days after the end of each Fiscal Year, the annual budget and operating plan for the Projects, including capital expenditure projections and lease or service offer summaries.

(6) Evidence satisfactory to the Administrative Agent of the payment of material property Taxes and, where reasonably requested by the Administrative Agent, material utilities relating to the Projects, within thirty (30) days of the due date of same or earlier if requested by the Administrative Agent, except where such payment is being contested in good faith.

(7) Insurance Reporting. Concurrently with the renewal or placement of any insurance required to be maintained by Section 9.01(7), delivery to the Administrative Agent of certificates of insurance relating to such insurance; and

(8) Other Information. Such other information as the Administrative Agent may reasonably request respecting the business, operations or financial condition of the Borrower, the Guarantors or the Projects.

(9) KYC Documentation and Anti-Money Laundering. The Obligors acknowledge that the Lenders have certain anti-money laundering and anti-terrorism responsibilities under various laws and regulations and that from time to time the Administrative Agent and the Lenders, including any prospective assignee or participant, may request information in order to comply with Applicable Laws and internal requirements, including any applicable know your customer or know your client requirements, and the Obligors covenant and agree, upon request, to promptly provide the Administrative Agent such additional information as may be reasonably requested. Each Obligor shall also provide the Administrative Agent with prompt written notice of any change in beneficial ownership, key officers or directors after the date of this Agreement. The Borrower covenants and agrees that the proceeds of any Drawdown under the Term Loan Facility shall not be used or invested in order to support domestic or international terrorism and shall not be directly or indirectly derived from activities that contravenes Applicable Laws in any material respect, including anti-money laundering laws and regulations.

9.03	Negative Covenants

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Required Lenders, the Obligors will not:

(1) Dispositions. Dispose of the Project, the Project Lands or any material part thereof or interest therein, or of any Property or any interest therein, whether by sale, transfer, lease, licence, assignment or otherwise, except (a) dispositions of inventory, obsolete, worn-out, surplus or no longer useful assets and other dispositions in the ordinary course of business, (b) dispositions expressly permitted by this Agreement, and (c) other dispositions consented to in writing by the Administrative Agent acting on the instructions of the Required Lenders; provided that any Disposition of secured assets or assets outside the security package or security ring-fence contemplated by this Agreement outside the ordinary course of business shall be subject to Section 6.01(3).

(2) No Change of Control. Permit any Disposition of any direct or indirect ownership interest in any Obligor by WhiteFiber, Inc. or otherwise permit any change of Control of any Obligor by WhiteFiber, Inc., in each case without the prior written consent of the Required Lenders.

(3) No Consolidation, Amalgamation, etc. Consolidate, amalgamate or merge with any other Person, liquidate, wind up or dissolve itself, or enter into any other reorganization or transaction that results in a change in its legal structure or identity, except with the prior written consent of the Required Lenders.

(4) No Change of Name. Change its name or move the location of its chief executive office without providing the Administrative Agent with thirty (30) days’ prior written notice thereof.

(5) No Distributions. Make any Distribution (and, for greater certainty, no Distribution shall be permitted during the construction period of any Project) unless (i) commercial operations have commenced for the applicable Project or Projects, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, and (iii) pro forma compliance with the financial covenants under this Agreement can be demonstrated before and after giving effect to such Distribution. Notwithstanding the foregoing, Distributions funded from the Term Loan Facility will be limited to a maximum amount of $41,239,373 in the aggregate.

(6) No Encumbrances. Create, incur, assume or permit to exist any Encumbrance upon any material Property except Permitted Encumbrances.

(7) No Change to Year End. Make any change to its Fiscal Year end.

(8) No Continuance. Continue into any other jurisdiction.

(9) Amendments to Organizational Documents. Amend any of its Organizational Documents in a manner that would be materially prejudicial to the interests of any of the Lenders under the Loan Documents.

(10) Amendments to Material Project Agreements. Amend, vary or alter in any material way, consent to any assignment or transfer of, or waive or surrender any of its material rights or material entitlements under, any Material Project Agreement if such action would reasonably be expected to have a Material Adverse Effect. For greater certainty and without limiting the generality of the foregoing, the amendment of Material Project Agreements shall be permitted when such amendment does not or could not reasonably be expected to result in a breach of the covenants of this Agreement.

(11) Indebtedness, Liens, Capital Expenditures and Hedging. The Obligors shall not, directly or indirectly:

(a)	Indebtedness. incur or permit to exist any Indebtedness, except:

(i)	Indebtedness permitted under the Loan Documents;

(ii)	obligations arising under Hedging Agreements;

(iii)	cash management obligations owing to the Administrative Agent; and

(iv)	Capital Lease Obligations, provided that the aggregate amount thereof does not exceed $2,000,000;

(b)	Liens. create, incur, assume or permit to exist any Liens or hypothecs on any of their Property, except for Permitted Encumbrances;

(c)	Capital Expenditures. incur any Capital Expenditures, except:

(i)	Maintenance Capital Expenditures, provided that (A) such expenditures do not exceed 120% of the budgeted Maintenance Capital Expenditures for such year, or (B) the prior written consent of the Administrative Agent is obtained, or (C) such expenditures are funded solely with equity or a quasi-equity instrument (including deeply subordinated debt) within ninety (90) days of the incurrence of such expenditures;

(ii)	Growth Capital Expenditures, provided that (A) the prior written consent of the Administrative Agent is obtained, or (B) such expenditures are funded solely with equity or a quasi-equity instrument (including deeply subordinated debt) within ninety (90) days of the incurrence of such expenditures;

(d)	Hedging Agreements. enter into any Hedging Agreement other than Hedging Agreements entered into in the ordinary course of business for bona fide hedging (and not speculative) purposes.

Notwithstanding the foregoing:

(i)	any Hedging Agreements entered into with a Lender (or an Affiliate thereof) shall be secured on a pari passu basis with the Obligations; and

(ii)	any Hedging Agreements entered into with a Person that is not a Lender (or an Affiliate thereof) shall be unsecured.

(12) Leasing and Service Offers. Enter into, amend, renew, terminate, forfeit or cancel any material Lease or service offer in respect of the secured property other than in the ordinary course of business and on arm’s length terms, except where the prior written consent of the Administrative Agent is required under this Agreement.

(13) Concerning Leases and Service Offers Generally. Accept or require payment of rent, fees or other moneys payable under any Lease or service offer that would result in more than one month of such rent, fees or other moneys being prepaid thereunder, other than bona fide deposits, security deposits and ordinary course prepayments.

(a)	amounts representing a bona fide precalculation of any amount that is required to be paid under such Lease in addition to basic rental, including amounts payable with respect to taxes and maintenance of the Project and overage and percentage rentals; or

(b)	lease surrender payments and security deposits made by the tenant under such Lease.

(14) Residency. Become a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

(15) Cryptocurrency Mining Activity. Permit any cryptocurrency mining activities at any of the MTL I, MTL II and MTL III sites.

9.04	Financial Covenants

(1)	Financial Covenants

So long as any amount payable hereunder is outstanding or the Term Loan Facility is available hereunder, the Borrower shall comply with the following financial covenants, tested quarterly on a consolidated basis in accordance with this Agreement:

(a)	DSCR. Maintain a DSCR of not less than 1.50:1.00. For purposes of this calculation, EBITDA shall mean EBITDA less cash taxes for the applicable test period.

(b)	Funded Debt to EBITDA. Maintain a ratio of Funded Debt to EBITDA of not greater than 4.50:1.00, stepping down to 4.25:1.00 on December 31, 2027 and 3.75:1.00 on December 31, 2028 and thereafter.

For purposes of this Section: For the first year after closing, EBITDA shall be annualized based on contracted service offerings. Commencing as of June 30, 2027, EBITDA shall be calculated based on trailing twelve (12) months, being the most recent twelve-month period of actual results.

(2) Annual Financials. No separate annual financial statements of any Guarantor shall be required except to the extent expressly requested by the Administrative Agent acting reasonably where consolidated financial statements delivered pursuant to this Agreement are insufficient.

(3) Quarterly Financials. No separate quarterly financial statements of any Guarantor shall be required except to the extent expressly requested by the Administrative Agent acting reasonably where consolidated financial statements delivered pursuant to this Agreement are insufficient.

(4) Compliance Certificate. The Borrower shall deliver a Compliance Certificate concurrently with the delivery of the financial statements referred to in this Agreement, signed by a senior officer of the Borrower and containing reasonably detailed calculations of the Borrower’s financial covenants.

ARTICLE 10 - Security

10.01	Security

(1) As general and continuing security for the payment and performance of the Obligations, the security described below will be granted to the Administrative Agent on behalf of the Lenders:

(a)	a deed of movable hypothec (all present and future obligations under this Agreement and the Loan Documents) in the amount of $175,000,000 signed by each of the Borrower and the Guarantors constituting a first ranking hypothec on the universality of all present and future movable property and assets, corporeal and incorporeal, of each of the Borrower and the Guarantors;

(b)	a deed of immovable hypothec (all present and future obligations under this Agreement and the Loan Documents) in the amount of $175,000,000 signed by the applicable Obligors constituting a first ranking hypothec on the lands and improvements (present and future) of MTL II and MTL III, including leases, rents, and insurance proceeds related to MTL II and MTL III;

(c)	cross-default and cross-collateralization provisions;

(d)	a solidary suretyship and subordination of claims, signed by the Guarantors except 1504950 B.C. Unlimited Liability Company;

(e)	a limited recourse guarantee from 1504950 B.C. Unlimited Liability Company covering the Term Loan Facility Commitment including any Accordion Increase;

(f)	a solidary indemnity agreement covering environmental matters and other acts or omissions constituting misconduct, signed by the Borrower and the Guarantors; and

(g)	a landlord consent, estoppel and recognition agreement, or other tripartite agreement or subordination, non-disturbance and attornment agreement, in respect of the MTL I lease, in each case in form and substance satisfactory to the Administrative Agent, acting reasonably, providing the Administrative Agent with notices of default, cure rights, step-in rights, continued access and non-disturbance protections.

(2) For greater certainty and without limiting the generality of the foregoing, with respect to collateral situated in Québec, the Security shall include movable hypothecs on all present and future movable property of the applicable Obligor, immovable hypothecs on the Québec immovable property of the applicable Obligor, and any collateral mortgage bonds or other titles of indebtedness issued, delivered or used in connection with any Québec security document, all in favour of or held for the benefit of the Administrative Agent in its capacity as hypothecary representative (fondé de pouvoir) for the present and future Secured Parties.

10.02	Cross-Collateralization

All security, hypothecs, pledges, mortgages, assignments and other collateral granted by the Borrower or any Guarantor in favour of the Administrative Agent on behalf of the Lenders or any affiliate of the Lenders, whether now existing or granted in the future, shall secure any Indebtedness in excess of Cdn. $2,000,000 of the Borrower and each Guarantor to any of the Lenders and its respective affiliates, whether under this Agreement or under any cash management or hedging agreement.

For greater certainty, the repayment or satisfaction of any particular facility or obligation shall not result in the release of any collateral unless all obligations secured thereby have been indefeasibly paid and satisfied in full and the Lenders have agreed in writing to such release.

10.03	After-Acquired Property and Further Assurances

The Borrower will, from time to time and no later than thirty (30) days following the date of acquisition of any Property acquired by the Borrower after the date hereof, execute and deliver all such further assignments, hypothecs, pledges and other security documents in connection with all Property acquired by the Borrower after the date hereof or as may be required to validly create, publish, perfect or maintain the Security in, on or against any Property subject to the Security.

Any further Affiliate or Subsidiary of the Borrower formed, incorporated, organized or acquired after the date of this Agreement shall become a party to this Agreement as an Obligor by executing and delivering customary joinder documentation, in form and substance satisfactory to the Lenders, within thirty (30) days following its formation, incorporation, organization or acquisition.

10.04	Form of Security

The Security will be in form satisfactory to the Lenders, acting reasonably.

ARTICLE 11 - DEFAULT

11.01	Events of Default

The occurrence of any one or more of the following events will constitute an Event of Default under this Agreement:

(a)	if the Borrower defaults in payment of any principal payable hereunder when the same is due and payable, including on the Maturity Date, or if the Borrower defaults in payment of any interest, fee or other amount payable hereunder when the same is due and payable and in each case fails to remedy such default within three (3) Banking Days;

(b)	if any Obligor breaches any covenant in Sections 9.03(1), 9.03(2), 9.03(3) or 9.03(4);

(c)	if the Borrower breaches any of the financial covenants in Section 9.04(1), for which no grace or cure period shall be applicable unless, within sixty (60) days of such default, the Borrower provides the Administrative Agent with a signed and binding copy of a Material Project Agreement in replacement of any lost revenue causing such default;

(d)	if any Obligor neglects to observe or perform, in any material respect, any covenant or obligation contained in this Agreement or any other Loan Document on its part to be observed or performed (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section 11.01 or such Loan Document) and such Obligor fails to remedy such default within thirty (30) days from the earlier of (i) the date such Obligor becomes aware of such default, and (ii) the date the Administrative Agent delivers written notice of the default to such Obligor;

(e)	if any representation or warranty made by or deemed to be made by any Obligor in this Agreement or in any certificate or other Loan Document at any time delivered hereunder to the Administrative Agent shall prove to have been incorrect or misleading in any material adverse respect on and as of the date thereof;

(f)	if any Obligor ceases to carry on business generally or admits its inability or fails to pay its Indebtedness generally;

(g)	if a decree or order of a court of competent jurisdiction is entered adjudging an Obligor a bankrupt or insolvent or approving as properly filed a petition seeking the winding up of an Obligor under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code or the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or issuing sequestration or a writ, attachment, seizure or process of execution against an Obligor or its respective assets or ordering the winding up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of thirty (30) days;

(h)	if any Obligor becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code, the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other Person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such a petition;

(i)	if an Encumbrancer takes possession, by appointment of a receiver, receiver and manager or otherwise, of: (i) all or any part of the Project Lands, or (ii) all or any part of the Project;

(j)	if proceedings are commenced for the dissolution, liquidation or voluntary winding up of any Obligor, or for the suspension of the operations of any Obligor, unless such proceedings are being actively and diligently contested in good faith, in which case up to thirty (30) days grace shall be permitted;

(k)	if a final judgment or decree for the payment of money due has been obtained or entered against an Obligor in an amount in excess of $2,000,000, and such judgment or decree has not been and remained vacated, discharged or stayed pending appeal within the lesser of thirty (30) days and the applicable appeal period;

(l)	if the Borrower or any other Obligor fails to make any payment when due in relation to any Indebtedness other than the Obligations in excess of Cdn. $2,000,000, after the expiry of any applicable grace period, or defaults in the observance or performance of any other agreement or condition in relation to any such Indebtedness and the effect thereof is to cause or permit such Indebtedness to become due prior to its stated maturity date;

(m)	if any Governmental Authority shall take any action with respect to any Obligor or the Project which would materially and adversely affect the Project or the relevant Obligor’s ability to perform their respective obligations hereunder or under the Loan Documents, unless (i) such action is being contested in good faith by appropriate proceedings, and (ii) the Administrative Agent is satisfied, acting reasonably, that neither the position of the Lenders nor the position of the Loan Documents is being materially adversely affected;

(n)	if any Security ceases to constitute a valid and perfected first priority security interest (subject only to Permitted Encumbrances) and, provided the Administrative Agent and the Lenders are satisfied that their position will not be prejudiced, the Borrower has failed to commence or undertake actions to remedy such default within five Banking Days of becoming aware of such fact;

(o)	if any Material Project Agreement is terminated, cancelled, expires without renewal where renewal or replacement is required for the continued operation of the applicable business, or is the subject of a material breach or default, and such event has resulted in or would reasonably be expected to result in a Material Adverse Effect;

(p)	if WhiteFiber Inc. ceases to directly or indirectly Control the Borrower or any Guarantor;

(q)	if any Material Tenant is lost, or any Material Project Agreement, service offer or other material occupancy or commercial arrangement is terminated, cancelled, not renewed, materially reduced or otherwise ceases to be in full force and effect, and a letter of intent with terms and conditions of at least equal strength and value satisfactory to the Administrative Agent for the replacement of same, or other remedy, is not provided within 90 days or such longer cure or replacement period permitted by the Administrative Agent acting reasonably, and such event has resulted in or would reasonably be expected to result in a breach of the Borrower’s financial covenants hereunder;

(r)	if any circumstance exists, or event occurs with respect to any Obligor or the Projects, which results in a Material Adverse Effect.

11.02	Acceleration and Enforcement

(1)	If any Event of Default occurs:

(a)	the Lenders will have no further obligation to make Loans hereunder, and the outstanding principal amount of all Loans and all other Obligations will, at the option of the Administrative Agent or upon the request of the Required Lenders, become immediately due and payable with interest thereon, all without further notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by the Borrower; provided, if any Event of Default described in Section 11.01(g) or (h) with respect to any Obligor occurs, the Commitments will automatically terminate and the outstanding principal amount of all Loans and all other Obligations will automatically be and become immediately due and payable; and

(b)	the Lenders, or the Administrative Agent on their behalf, may, in their discretion, exercise any right or recourse and proceed by any action, suit, remedy or proceeding against any Obligor authorized or permitted by law for the recovery of all the Obligations to the Lenders and, whether or not the Lenders or the Administrative Agent have exercised any of their respective rights under the foregoing clause (a) proceed to exercise any and all rights hereunder and, subject to Section 11.02(3), under the Security.

(2) The Administrative Agent and the Lenders are not under any obligation to the Obligors or any other Person to realize upon any collateral or enforce the Security or any part thereof or to allow any of the collateral to be dealt with or Disposed of. Neither the Administrative Agent nor the Lenders are responsible or liable to the Obligors or any other Person for any loss or damage arising from such realization or enforcement or the failure to do so or for any act or omission on their respective parts or on the part of any director, officer, employee, agent or adviser of any of them in connection with any of the foregoing.

(3) Each of the Lenders acknowledges that the Administrative Agent holds the Security to secure all of the Obligations and, upon the occurrence of an Event of Default, the Administrative Agent will act on the written instructions of the Required Lenders as provided in this Agreement and will distribute the Net Sale Proceeds of realization of the Security to the Lenders in accordance with their Applicable Percentages of the Obligations and in accordance with Section 11.06.

11.03	Remedies Cumulative

For greater certainty, it is expressly understood that the respective rights and remedies of the Lenders and the Administrative Agent hereunder or under any other Loan Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or by the Administrative Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or any other Loan Document will not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of the Lenders and the Administrative Agent may be lawfully entitled in connection with such default or breach.

11.04	Perform Obligations

If a demand for repayment has been made hereunder and the Loans and other Obligations have not been immediately repaid by the Borrower or if any Obligor has failed to perform any of its covenants or agreements in the Loan Documents, the Required Lenders may, but will be under no obligation to, instruct the Administrative Agent on behalf of the Lenders to perform any such covenants or agreements in any manner deemed fit by the Required Lenders without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) paid by the Administrative Agent and the Lenders in respect of the foregoing will be an Obligation and will be secured by the Security.

11.05	Third Parties

It is not necessary for any Person dealing with the Lenders, the Administrative Agent or any other agent of the Lenders to inquire whether the Security has become enforceable, or whether the powers that the Lenders or the Administrative Agent are purporting to exercise may be exercised, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale is to be made, or otherwise as to the propriety or regularity of any Disposition or any other dealing with the collateral charged by such Security or any part thereof.

11.06	Application of Payments

From and after the occurrence of an Event of Default which is continuing, all payments made by the Obligors hereunder or received from proceeds of realization of any Security will be applied to amounts due under the Obligations, all as determined by the Administrative Agent and based on Applicable Percentages of the Obligations.

ARTICLE 12 - The Administrative Agent and the Lenders

12.01	Payments by the Borrower

(1) Prior to a demand made under Section 11.02, all payments made by or on behalf of the Borrower pursuant to this Agreement will be made to and received by the Administrative Agent on behalf of the Lenders and will be distributed by the Administrative Agent to the Lenders as soon as possible upon receipt by the Administrative Agent. Subject to Sections 6.01, 6.02, 7.02 and 12.02, the Administrative Agent will distribute to the Lenders in accordance with each Lender’s Applicable Percentage:

(a)	costs and expenses;

(b)	payments of interest;

(c)	repayments of principal;

(d)	prepayments of principal;

(e)	amounts received by the exercise of any right of set-off, consolidation of accounts or by counterclaim or cross-action; and

(f)	all other payments received by the Administrative Agent.

(2) Subject to Section 12.02, if the Administrative Agent does not distribute a Lender’s Applicable Percentage of a payment made by the Borrower to or for the benefit of a Lender for value on the day that payment is made to the Administrative Agent, provided that such payment is received by the Administrative Agent no later than 1:00 p.m. (Montreal time) on such day, the Administrative Agent will pay to such Lender on demand an amount equal to the product of (a) the Interbank Reference Rate per annum and (b) the amount received by the Administrative Agent from the Borrower and not so distributed to such Lender, with the result thereof multiplied by (c) a fraction, the numerator of which is the number of days that have elapsed from and including the date of receipt of the payment by the Administrative Agent to but excluding the date on which the payment is made by the Administrative Agent to such Lender, and the denominator of which is 365.

12.02	Payments by Administrative Agent

(1) For greater certainty, the following provisions will apply to all payments made by the Administrative Agent to the Lenders hereunder:

(a)	the Administrative Agent will be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Administrative Agent from the Borrower;

(b)	if the Administrative Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrower under this Agreement, then, subject to Section 7.02, the Administrative Agent will have no obligation to remit to each Lender any amount other than such Lender’s Applicable Percentage of the amount actually received by the Administrative Agent;

(c)	if any Lender advances more or less than its Applicable Percentage of the Loan, such Lender’s entitlement to such payment will be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Lender;

(d)	the Administrative Agent acting reasonably and in good faith will, after consultation with the Lenders, in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination will, in the absence of manifest error, be binding and conclusive;

(e)	upon request, the Administrative Agent will deliver a statement detailing any of the payments to the Lenders referred to herein; and

(f)	all payments by the Administrative Agent to a Lender hereunder will be made to such Lender at its address set forth on the signature pages of this Agreement or on the applicable Assignment and Assumption unless notice to the contrary is received by the Administrative Agent from such Lender.

(2) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. If the payment by the Borrower is in fact not received by the Administrative Agent on the required date and the Administrative Agent has made available corresponding amounts to the Lenders, the Borrower will, without limiting its other obligations under this Agreement, indemnify the Administrative Agent against any and all liabilities, obligations, losses (other than loss of profit), damages, penalties, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on or incurred by the Administrative Agent as a result. A certificate of the Administrative Agent with respect to any amount owing by the Borrower under this Section 12.02 will be prima facie evidence of the amount owing in the absence of manifest error.

12.03	Erroneous Payments

(1) If the Administrative Agent notifies a Payment Recipient, or a Payment Recipient otherwise becomes aware, that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, an “Erroneous Payment”), then such Payment Recipient shall promptly, and in any event within one Banking Day following its receipt of such notice from the Administrative Agent or its becoming aware thereof, return to the Administrative Agent the full amount of such Erroneous Payment in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment was received by such Payment Recipient to but excluding the date such amount is repaid to the Administrative Agent at the Interbank Reference Rate.

(2) Without limiting any other rights or remedies of the Administrative Agent, each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 12.03.

(3) In the event that a Payment Recipient receives a payment from the Administrative Agent (a) that is in a different amount than, or on a different date from, that specified in a Payment Notice, if any, given by the Administrative Agent to such Payment Recipient, or (b) for which no Payment Notice was given, such Payment Recipient shall promptly notify the Administrative Agent of such circumstances.

(4) The Obligors shall not be considered to have paid any amount to the extent of any Erroneous Payment, and no Erroneous Payment shall reduce the Obligations, except, in each case, to the extent that such Erroneous Payment was funded with monies received by the Administrative Agent from the Borrower for the purpose of making such payment and was not otherwise recovered from the applicable Payment Recipient.

(5) To the extent permitted by Applicable Law, the Administrative Agent shall be subrogated to all the rights of any Payment Recipient with respect to any Erroneous Payment that is not returned to the Administrative Agent, and each Payment Recipient irrevocably assigns, transfers and conveys to the Administrative Agent all such rights and claims in respect thereof to the extent necessary to give effect to the foregoing.

(6) Each party’s obligations, agreements and waivers under this Section 12.03 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments, the repayment, satisfaction or discharge of all Obligations and the termination of this Agreement.

12.04	Administration of the Credits

(1) Unless otherwise specified herein, the Administrative Agent will perform the following duties under this Agreement:

(a)	prior to an advance to the Borrower hereunder, ensure that the Lenders are satisfied that all conditions precedent have been fulfilled in accordance with the terms of this Agreement;

(b)	take delivery of each Lender’s Applicable Percentage of a Loan and make all Loans hereunder in accordance with the provisions set forth herein;

(c)	use reasonable efforts to collect promptly all sums due and payable by the Borrower pursuant to this Agreement;

(d)	make all payments to the Lenders in accordance with the provisions hereof;

(e)	hold all legal documents (including legal opinions) relating to the Term Loan Facility, maintain complete and accurate records showing all Loans made by the Lenders, all remittances and payments made by the Obligors to the Administrative Agent, all remittances and payments made by the Administrative Agent to the Lenders and all fees or any other sums received by the Administrative Agent and allow each Lender and their respective advisors to examine such accounts, records and documents at their own expense, and provide any Lender, upon reasonable notice, with such copies thereof as such Lender may reasonably require from time to time at its expense;

(f)	except as otherwise specifically provided for in this Agreement, promptly advise each Lender upon receipt of each notice and deliver to each Lender, promptly upon receipt, all other written communications furnished by the Obligors to the Administrative Agent pursuant to this Agreement, including copies of financial reports and certificates which are to be furnished to the Administrative Agent;

(g)	forward to each of the Lenders, one copy each of this Agreement and other Loan Documents;

(h)	upon request, the Administrative Agent will deliver a statement detailing any of the payments to the Lenders referred to herein;

(i)	upon learning of same, promptly advise each Lender in writing of the occurrence of a Default or the occurrence of any event, condition or circumstance which would result in a Material Adverse Effect to any Obligor or of any material adverse information relative to any Obligor or of the occurrence of any change which would result in a Material Adverse Effect.

(2) The Administrative Agent may take the following actions only with the prior consent of the Required Lenders, unless otherwise specified in this Agreement:

(a)	subject to Section 12.04(3), exercise any and all rights of approval conferred upon the Lenders by this Agreement;

(b)	(b) amend, modify or waive any of the terms of this Agreement, including waiver of a Default or an Event of Default, if such amendment, modification or waiver would not have a material adverse effect on the rights of the Lenders thereunder and if such action is not otherwise provided for in Section 12.04(3);

(c)	engage professionals, experts and agents as permitted by Section 12.05(1); and

(d)	declare an Event of Default, take action to enforce performance of the Obligations and realize on collateral subject to the Security and pursue any other legal remedy necessary or advisable to protect the interests of the Lenders hereunder.

(3) The Administrative Agent may take the following actions only with the prior unanimous consent of the Lenders, unless otherwise specified herein:

(a)	amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase any Lender’s Commitment without the consent of such Lender, reduce the principal amount of or rate of interest on any Loan or any fees payable hereunder without the consent of each affected Lender, postpone any date fixed for any payment of principal of or interest on any Loan or any fees payable hereunder without the consent of each affected Lender, change the pro rata sharing of payments under this Agreement without the consent of each affected Lender, or release all or substantially all of the Security or all or substantially all of the value of the Guaranties except as expressly permitted by the Loan Documents, in which case the consent of all Lenders shall be required;

(b)	amend, modify, discharge, terminate or waive any provision of Article 11 or the Security enforcement and application provisions in a manner materially adverse to the Lenders, except as otherwise expressly permitted by this Agreement;

(c)	amend this Section 12.04(3);

(d)	amend any provision of Article 6;

(e)	amend Section 9.01(1), 9.03(1) or (3);

(f)	amend Section 11.06 or 12.01;

(g)	amend the definition of “Required Lenders”.

(4) As between the Obligors, on the one hand, and the Administrative Agent and the Lenders, on the other hand:

(a)	all statements, certificates, consents and other documents which the Administrative Agent purports to deliver on behalf of the Lenders or the Required Lenders will be binding on each of the Lenders, and the Obligors will not be required to ascertain or confirm the authority of the Administrative Agent in delivering such documents;

(b)	all certificates, statements, notices and other documents which are delivered by the Obligors to the Administrative Agent in accordance with this Agreement will be deemed to have been delivered to each of the Lenders; and

(c)	all payments which are made by the Obligors to the Administrative Agent in accordance with this Agreement will be deemed to have been duly made to each of the Lenders.

12.05	Rights of Administrative Agent

(1) In administering the Term Loan Facility, the Administrative Agent may retain, at the expense of the Lenders if such expenses are not recoverable from the Obligors, such counsel, auditors and other experts as the Administrative Agent may select, acting reasonably, and is entitled to rely upon the advice of such counsel, auditors and other experts in the performance of its duties hereunder.

(2) Except in its own right as a Lender, the Administrative Agent will not be required to advance its own funds for any purpose hereunder.

12.06	Representations, Acknowledgements and Covenants of Lenders

(1) Each Lender represents and warrants to the Borrower and the Administrative Agent that it has the legal capacity, power and authority to enter into this Agreement and has not contravened its constating documents or any Applicable Law by so doing.

(2) Each Lender acknowledges that if the Administrative Agent does not receive payment in accordance with this Agreement, it will not be the obligation of the Administrative Agent to maintain the Term Loan Facility in good standing nor will any Lender have recourse to the Administrative Agent in respect of any amounts owing to such Lender under this Agreement.

(3) Each Lender acknowledges that its decision to advance its Applicable Percentage of Loans in accordance with the terms of this Agreement is independent and in no way related to the decision of any other Lender hereunder.

(4) Each Lender hereby acknowledges receipt of a copy of this Agreement and the Loan Documents and acknowledges that it is satisfied with the form and content of such documents.

(5) Each Lender will respond promptly to each request by the Administrative Agent for the consent of such Lender required hereunder.

12.07	Provisions Operative Between Lenders and Administrative Agent Only

Except for the provisions of Sections 12.04(2), (3) and (4), Sections 12.06(1), (3) and (5) and the first sentence of Section 12.01(1), the provisions of this Article 12 relating to the rights and obligations of the Lenders and the Administrative Agent inter se will be operative as between the Lenders and the Administrative Agent only, and the Obligors will not have any rights or obligations under or be entitled to rely for any purpose upon such provisions.

12.08	Maintenance of Security

(1) The Security shall be granted in favour of and held by the Administrative Agent for and on behalf of the Lenders in accordance with the provisions of this Agreement. The Administrative Agent shall, in accordance with its usual practices in effect from time to time, take all steps required to perfect and maintain the Security, including filing renewals and change notices in respect of such Security and ensuring that the name of the Administrative Agent is noted on all applicable property insurance policies covering the secured property to the extent required herein.

(2) If the Borrower has provided security in favour of any Lender directly, such Lender agrees to pay to the Agent all amounts received by it in connection with the enforcement of such security, and all such amounts shall be deemed to constitute Proceeds of Realization and shall be dealt with as provided in Section 12.10.

12.09	Québec Hypothecary Representative

(1) For the purposes of holding any security granted under the laws of the Province of Québec to secure the Obligations, including any deed of hypothec, any collateral mortgage bond or other title of indebtedness, the Administrative Agent is hereby appointed as hypothecary representative (fondé de pouvoir) within the meaning of article 2692 of the Civil Code of Québec for the benefit of the present and future Secured Parties, and each present and future Lender and other Secured Party shall be deemed to have irrevocably ratified and confirmed such appointment. In such capacity, the Administrative Agent may take, hold, register, publish, possess and enforce any such security and may be designated as creditor, hypothecary representative, mandatary, holder, beneficiary or depositary, as the case may be, in any deed of hypothec, collateral mortgage bond, title of indebtedness or other Québec security document.

(2) Without limiting the foregoing, the Administrative Agent may act as a Lender while also acting as hypothecary representative notwithstanding section 32 of An Act respecting the special powers of legal persons (Québec), may act as holder or depositary of any collateral mortgage bond or other title of indebtedness, and any execution by the Administrative Agent prior to the date hereof of any Québec law security document in such capacity is hereby ratified and confirmed. The rights, powers, authorities, immunities, indemnities, exculpations and protections granted to the Administrative Agent under this Agreement shall apply, mutatis mutandis, to the Administrative Agent in its capacity as hypothecary representative, including with respect to resignation, replacement and succession in such capacity.

12.10	Application of Proceeds of Realization

Notwithstanding any other provision of this Agreement, Proceeds of Realization or any portion thereof shall be distributed in the following order: (1) firstly, in payment of all costs and expenses incurred by the Administrative Agent and the Lenders in connection with such realization, including reasonable legal, accounting and receivers’ fees and disbursements; (2) secondly, against the outstanding Obligations, each Lender being entitled to receive its pro rata share thereof; and (3) thirdly, if all Obligations have been paid and satisfied in full, then, subject to Applicable Law, any surplus Proceeds of Realization shall be paid to the Borrower.

12.11	No Partnership

The obligations of each Lender under this Agreement are joint and not solidary. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders of any of their respective obligations hereunder. No Lender shall be responsible for the obligations, acts or omissions of any other Lender hereunder. Neither the entering into of this Agreement nor the completion of any transactions contemplated herein shall constitute the Lenders a partnership. Each Lender may lend money to and have business dealings with the Borrower and its Affiliates outside the scope of this Agreement, provided that any such security held by such Lender in respect of the assets of the Borrower shall be held by such Lender in trust for the Administrative Agent and any proceeds from the realization of such security shall constitute Proceeds of Realization as provided herein.

12.12	Sharing of Information

The Administrative Agent and the Lenders may share among themselves, or amongst any prospective assignee or participant hereunder, any information they may have from time to time concerning the Obligors whether or not such information is confidential, but shall have no obligation to do so except as otherwise provided in this Agreement. The Administrative Agent, the Sole Lead Arranger and the Sole Bookrunner may publicize the Term Loan Facility and their respective roles in connection therewith, including by customary tombstones and by reporting to Bloomberg, Loan Pricing Corporation and similar service providers and industry publications, in each case subject to customary limitations on disclosure of non-public financial and other confidential information.

The Borrower further consents to the Administrative Agent, the Sole Lead Arranger, the Sole Bookrunner and each Lender publicly disclosing, from time to time, the existence of the Credit Facilities and the key parameters of the financing, including the name of the Borrower and the other Obligors, the nature and amount of the Credit Facilities, the Borrower’s business, its principal place of business and its number of employees, and to customary tombstone, league table, market data, Bloomberg, Loan Pricing Corporation and similar disclosures, in each case subject to customary limitations on disclosure of non-public financial information and any other information that is confidential by its nature, and subject to the approval by WhiteFiber, Inc. of the terms of any such disclosure. Notwithstanding the foregoing, the approval of WhiteFiber, Inc. shall not be required in respect of disclosures consented to by the Borrower in favour of Export Development Canada pursuant to Export Development Canada’s disclosure consent form signed by the Borrower.

12.13	Defaulting Lenders

(1) If any Lender becomes a Defaulting Lender, the Administrative Agent may, upon notice to the Borrower and the Lenders, designate such Lender as a Defaulting Lender for the purposes of this Agreement.

(2) Notwithstanding anything herein to the contrary, a Defaulting Lender shall not be entitled to vote or consent with respect to any matter requiring the consent of the Lenders or the Required Lenders, except with respect to any amendment, waiver or modification that (a) increases such Defaulting Lender’s Commitment, (b) reduces the principal amount of, or rate of interest or fees payable on, any Loan owing to such Defaulting Lender, (c) postpones any date fixed for any payment of principal, interest or fees owing to such Defaulting Lender, (d) releases all or substantially all of the Loan Documents, or (e) amends the definition of “Required Lenders” or this Section 12.13 in a manner that disproportionately and adversely affects such Defaulting Lender; provided that nothing herein shall deprive any Defaulting Lender of any consent right that cannot be excluded as a matter of applicable law with respect to any matter that specifically and adversely affects such Defaulting Lender.

(3) The failure of any Defaulting Lender to fund its Applicable Percentage of any Loan shall not increase the Commitment of any other Lender or require any other Lender to advance more than its Applicable Percentage of the applicable Loan, unless such other Lender expressly agrees in writing to do so.

(4) Any amount owing by a Defaulting Lender to the Administrative Agent or any other Lender arising from such Defaulting Lender’s failure to fund when required shall bear interest at the Interbank Reference Rate from the date such amount was required to be funded to the date of payment.

(5) The rights and remedies of the Administrative Agent, the non-defaulting Lenders and the Borrower against a Defaulting Lender under this Agreement are cumulative and in addition to any other rights and remedies available at law or in equity.

ARTICLE 13 - GENERAL

13.01	Addresses, Etc. for Notices

The mailing addresses and addresses for electronic communications for the purposes of notices and other communications to the Obligors, the Lenders and the Administrative Agent are set out on the signature pages of this Agreement.

13.02	Governing Law and Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Québec and acknowledges the competence of such courts.

13.03	Effect of Assignments; Register; Participations

(1) This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower may not assign, transfer or otherwise dispose of any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent and each of the Lenders.

(2) Subject to the conditions set out in this Section 13.03, any Lender may at any time assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement. Any assignment by a Lender to another Lender, an Affiliate of such Lender or an Approved Fund shall not require the consent of the Borrower. Any assignment by a Lender to any other Eligible Assignee shall require the consent of the Borrower, such consent not to be unreasonably withheld, delayed or conditioned; provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing. Notwithstanding the foregoing or anything to the contrary in this Agreement, upon the occurrence and during the continuance of an Event of Default, (i) no consent of the Borrower shall be required for any assignment, and (ii) any restrictions on assignments set out in this Section (other than the requirement for consent of the Administrative Agent and any prohibitions on assignments to natural persons, the Borrower or its Affiliates or Defaulting Lenders) shall not apply. Notwithstanding anything in this Agreement to the contrary, so long as Investissement Québec is a Lender, Investissement Québec may, without the consent of the Borrower or any other Person other than the Administrative Agent to the extent required for administrative processing, assign all or any portion of its Loans and its rights under this Agreement to the Government of Québec, any crown corporation of Québec, any agent or mandatary of the Government of Québec, any direct or indirect subsidiary of Investissement Québec, any successor entity resulting from the reorganization or merger of Investissement Québec, any Person a majority of whose members or directors are appointed by the Government of Québec or one of its ministers acting in that capacity, and any Person directly or indirectly controlled by the Government of Québec, one of its ministers acting in that capacity, or any of the foregoing Persons.

(3) Any assignment shall require the consent of the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned.

(4) Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans, the amount of the Commitment and Loans of the assigning Lender subject to each such assignment shall not be less than C$10,000,000, unless otherwise agreed by the Borrower and the Administrative Agent; provided that no such minimum amount shall apply to assignments to an existing Lender, an Affiliate of a Lender or an Approved Fund. For greater certainty, no minimum hold amount shall be required in connection with any assignment permitted hereunder.

(5) Assignments may be made on a non-pro rata basis among tranches, facilities, types of Loans or other components of the Commitments and Loans, to the extent applicable under this Agreement, and nothing in this Agreement shall be construed to require any assignment to be made pro rata among any such tranches, facilities, types of Loans or other components.

(6) Each assignment shall be effected by an Assignment and Assumption substantially in the form set out in Schedule 13.03(6) (Form of Assignment and Assumption Agreement) executed by the assigning Lender, the Eligible Assignee and, to the extent required, the Administrative Agent and acknowledged by the Borrower if its consent is required. Upon the execution, delivery and acceptance of such Assignment and Assumption, from and after the effective date specified therein, (a) the Eligible Assignee shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and (b) the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement.

(7) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Agent’s Office a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(8) Any Lender may at any time sell participations to one or more banks or other Persons in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (d) no Participant shall have any rights under this Agreement except as against the participating Lender in accordance with the agreement between such Lender and such Participant.

(9) A Lender may, in connection with any assignment, participation or proposed assignment or participation, disclose to the assignee, Participant or proposed assignee or Participant, as applicable, any information in its possession relating to the Borrower, the other Obligors and this Agreement, subject to any confidentiality obligations binding on such Lender and the proposed recipient.

(10) Any Lender may at any time create a security interest in, or pledge or assign as security, all or any portion of its rights under this Agreement, including to secure obligations of such Lender or its Affiliates; provided that no such pledge or assignment as security shall release such Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto.

(11) If any Lender becomes a Defaulting Lender, the Borrower may, at its sole expense and effort, upon not less than five (5) Banking Days’ prior written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (other than for its own gross negligence or wilful misconduct), all of its interests, rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees reasonably acceptable to the Administrative Agent; provided that (a) such assignment shall comply with the requirements of this Section 13.03, (b) the assigning Lender shall receive payment in full of an amount equal to the outstanding principal amount of its Loans, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts owing to it hereunder and under the other Loan Documents up to the effective date of such assignment, (c) the Borrower shall pay the Administrative Agent’s standard processing and recordation fee in connection with such assignment, and (d) no such assignment shall be required if, prior to the effective date thereof, the circumstances giving rise to such Lender’s status as a Defaulting Lender cease to exist to the reasonable satisfaction of the Administrative Agent. Upon the effectiveness of any such assignment, the replacement Lender shall become a Lender hereunder and the replaced Lender shall cease to be a Lender hereunder to the extent of such assignment.

13.04	Specific Environmental Indemnification

The Borrower shall indemnify the Administrative Agent and each Lender and hold the Administrative Agent and each Lender harmless at all times from and against any and all losses, damages and costs (including reasonable counsel fees and out-of-pocket expenses) resulting from any legal action commenced or claim made by a third party against the Administrative Agent or any Lender related to or as a result of actions or omissions on the part of the Borrower related to or as a consequence of environmental matters or any requirements of Environmental Laws concerning the Project. The Borrower shall have the sole right, at its expense, to control any such legal action or claim and to settle on terms and conditions approved by the Borrower and approved by the party named in such legal action or claim, acting reasonably, provided that if, in the opinion of the Administrative Agent or the Lenders, as the case may be, the interests of the Administrative Agent or the Lenders are different from those of the Borrower in connection with such legal action or claim, the Administrative Agent and the Lenders shall have the sole right, at the Borrower’s expense, to defend their own interests provided that any settlement of such legal action or claim shall be on terms and conditions approved by the Borrower, acting reasonably. If the Administrative Agent or the Lenders elect to defend such legal action or claim, they shall promptly notify the Borrower of same and shall consult with the Borrower on an ongoing basis in connection with such matter. If the Borrower does not defend the legal action or claim, the Administrative Agent and the Lenders shall have the right to do so on their own behalf and on behalf of the Borrower at the expense of the Borrower.

13.05	Survival

The provisions of this Agreement that by their nature survive, including indemnities, expense reimbursement obligations, confidentiality obligations and payment obligations in respect of amounts accrued prior to termination, will survive the repayment of all Loans and the termination of this Agreement, unless specifically released by the Administrative Agent on behalf of the Lenders.

13.06	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any of the parties.

13.07	Further Assurances

Each Obligor, each Lender and the Administrative Agent will promptly cure any default by it in the execution and delivery of this Agreement, the Loan Documents or of any of the agreements provided for hereunder to which it is a party. Each Obligor, at its expense, will promptly execute and deliver to the Administrative Agent, upon request by the Administrative Agent, all such other and further documents, agreements, opinions, certificates and instruments in compliance with, or for the accomplishment of the covenants and agreements of such Obligor hereunder or to make any recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

13.08	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the Obligors and the Administrative Agent for and on behalf of the Lenders or the Required Lenders, as the case may be. No waiver of any breach of any provision of this Agreement and no consent required hereunder will be effective or binding unless made in writing and signed by the party purporting to give the same. Unless otherwise provided, any waiver or consent given hereunder will be limited to the specific breach waived or matter consented to, as the case may be, and may be subject to such conditions as the party giving such waiver or consent considers appropriate. Notwithstanding anything in this Agreement to the contrary, so long as Investissement Québec is a Lender, no amendment, waiver or consent that would adversely affect any right or protection expressly granted to Investissement Québec under this Agreement in its capacity as Investissement Québec may be effected without the prior written consent of Investissement Québec.

Notwithstanding the foregoing or anything in Article 12 to the contrary, the Administrative Agent and the Borrower may, without the consent of any Lender other than as expressly contemplated by Section 5.05, enter into amendments to this Agreement and the other Loan Documents as the Administrative Agent reasonably determines to be necessary or appropriate to implement any Canadian Benchmark Replacement, any Canadian Benchmark Replacement Adjustment or any Canadian Conforming Changes, and any such amendment shall be effective in accordance with Section 5.05.

13.09	Time of the Essence

Time is of the essence of this Agreement.

13.10	Confidentiality

This Agreement and its terms are confidential information. Each Obligor shall keep such confidential information confidential and shall not disclose it to any Person except to its directors, officers, employees, agents, advisors, contractors, consultants and other representatives who need to know such information for the purposes of this Agreement and who are informed of its confidential nature or are otherwise bound to keep it confidential, and except as required by Applicable Law or by the requirements of any stock exchange or any applicable securities regulatory authority, including the United States Securities and Exchange Commission. Nothing in this Section limits the rights of the Administrative Agent and the Lenders to share or disclose information as otherwise permitted under this Agreement, including under Section 12.12 and in connection with assignments, participations, funding, risk management, administration and enforcement of this Agreement.

13.11	Counterparts and Electronic Execution

This Agreement and each other Loan Document may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement or any other Loan Document by facsimile, electronic mail in portable document format (PDF) or other electronic transmission shall be as effective as delivery of an originally executed counterpart, and any such delivery shall be deemed to constitute due delivery for all purposes of this Agreement. To the extent permitted by Applicable Law, including the Personal Information Protection and Electronic Documents Act (Canada), the Act to establish a legal framework for information technology (Québec), the Electronic Commerce Act, 2000 (Ontario), the Electronic Transactions Act (British Columbia) and the Electronic Transactions Act (Alberta), electronic signatures, including any electronic sound, symbol or process attached to or logically associated with a contract or other record and adopted by a party with the intention to sign such contract or record, shall be valid and effective and legally binding on the parties as if affixed by handwritten signature.

13.12	Reliance on Electronic Communications

Subject to any express verification requirements set out in this Agreement, the Administrative Agent and each Lender may rely upon any agreement, document, notice, instruction or instrument provided by any Obligor by electronic mail, facsimile or other similar electronic transmission as though it were an original and may assume that such communication is genuine, reliable and authorized by the applicable Obligor.

13.13	Electronic Imaging

The Administrative Agent and each Lender may, in accordance with its usual business practices, convert any paper records relating to this Agreement or any other Loan Document into electronic images. Any such electronic image shall be considered an authoritative copy of the original record and shall be admissible in evidence to the same extent as the original paper record.

13.14	Set-Off

To the extent permitted by Applicable Law and subject to the rights of the Administrative Agent as agent for the Lenders under this Agreement and the other Loan Documents, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender may set off and apply any deposits or other sums at any time held by it for the account of any Obligor against any and all Obligations owing to the Administrative Agent and the Lenders under this Agreement, whether or not then due, provided that any amount so applied shall be promptly accounted for through the Administrative Agent and shared among the Lenders in accordance with this Agreement.

13.15	Consent to Disclosure of Potential Prior-Ranking Claims Information

Each Obligor hereby authorizes any Person having information relating to Potential Prior-Ranking Claims to release such information to the Administrative Agent or any Lender upon the written request of the Administrative Agent or such Lender, for the purpose of evaluating the financial condition of the Obligors or the priority of the Security.

13.16	Language

Each party acknowledges that it has been represented by counsel and has had the opportunity to negotiate this Agreement with counsel, and further acknowledges that at least one of the parties is located outside Québec. The parties have expressly requested that this Agreement and all documents related hereto, including all notices, be drawn up in the English language only. Les parties reconnaissent avoir été représentées par un conseiller juridique et avoir eu l’opportunité de négocier la présente convention avec un conseiller juridique, et reconnaissent en outre qu’au moins l’une d’elles est située à l’extérieur du Québec. Les parties ont expressément demandé que la présente convention ainsi que tous les documents qui s’y rattachent, y compris tous les avis, soient rédigés en anglais seulement.

13.17	Solidarity

Where more than one Person is liable as Borrower or Guarantor for any obligation under this Agreement or any other Loan Document, the liability of each such Person for such obligation shall be solidary with each other such Person, and each such Person waives the benefits of discussion and division.

13.18	Default by Lapse of Time

The mere lapse of time fixed for the performance of an obligation under this Agreement shall have the effect of putting the relevant Obligor in default thereof, without the necessity of any notice, demand or putting in default, except to the extent otherwise expressly provided in this Agreement.

13.19	Non-Merger

The provisions of this Agreement do not merge with any Security or any other Loan Document and shall continue in full force and effect.

[Signature pages follow]

IN WITNESS WHEREOF the parties have executed this Agreement.

BORROWER:	ENOVUM DATA CENTERS CORP.,
as Borrower
3195 chemin de Bedford Montreal, Quebec, H3S 1G3	By:
		Name:	Samir Tabar
Attention: [***]		Title:	President
Email: [***]

With a copy to:	By:
[***]		Name:	Erke Huang

Attention: [***] Email: [***]		Title:	Vice-President and Secretary

Attention: [***] Email : [***]		We have the authority to bind the above.

GUARANTORS:	ENOVUM MTL I GP INC., as a Guarantor
3195 chemin de Bedford Montreal, Quebec, H3S 1G3	By:
		Name:	Samir Tabar
		Title:	President

Attention: [***] Email: [***] With a copy to:	By:
[***]		Name:	Erke Huang
		Title:	Vice-President and Secretary

We have the authority to bind the above.

Attention: [***] Email: [***]	EDC MTL I LIMITED PARTNERSHIP, by its general partner
Attention: [***] Email : [***]	Enovum MTL I GP Inc., as a Guarantor
By:
		Name:	Samir Tabar
		Title:	President

By:
		Name:	Erke Huang
		Title:	Vice-President and Secretary

We have the authority to bind the above.

ENOVUM MTL II GP INC., as a Guarantor

By:
	Name:	Samir Tabar
	Title:	President

By:
	Name:	Erke Huang
	Title:	Vice-President and Secretary

We have the authority to bind the above.

EDC MTL II LIMITED PARTNERSHIP, by its general partner
Enovum MTL II GP Inc., as a Guarantor
By:
	Name:	Samir Tabar
	Title:	President

By:
	Name:	Erke Huang
	Title:	Vice-President and Secretary

We have the authority to bind the above.

ENOVUM SAINT-JEROME GP INC.,
as a Guarantor
By:
	Name:	Samir Tabar
	Title:	President

By:
	Name:	Erke Huang
	Title:	Vice-President and Secretary

We have the authority to bind the above.

EDC SAINT-JEROME LIMITED PARTNERSHIP,
by its general partner Enovum Saint-Jerome GP Inc., as a Guarantor

By:
	Name:	Samir Tabar
	Title:	President

By:
	Name:	Erke Huang
	Title:	Vice-President and Secretary

We have the authority to bind the above.

1504950 B.C. UNLIMITED LIABILITY COMPANY.,
as a Guarantor

By:
	Name:	Samir Tabar
	Title:	Director and Chief Executive Officer

By:
	Name:	Erke Huang
	Title:	Chief Financial Officer and Secretary

We have the authority to bind the above.

ADMINISTRATIVE AGENT:	ROYAL BANK OF CANADA,
as Administrative Agent
ROYAL BANK OF CANADA
155 Wellington Street West, 8th Floor.
Toronto, ON	By:
M5V 3K7		Name:	[***]
		Title:	[***]

Attention: [***]
Email: [***]	By:
Name:
Title:

LENDERS:	ROYAL BANK OF CANADA,
as a Lender

ROYAL BANK OF CANADA 1 Place Ville Marie, 6th Floor North Wing Montreal, Quebec, H3B 1Z5	By:
		Name:	[***]
		Title:	[***]

Attention: [***]	By:
Email: [***]		Name:
Title:

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC	FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC
1170 Peel Street	as a Lender
Suite 300
Montréal (Québec)
H3B 0A9	By:
		Name:	[***] [***]
Attention: [***]		Title:

Head of Infrastructure and Energy Transition
Email: [***]
By:
		Name:	[***][***]
Title:

[***]	EXPORT DEVELOPMENT CANADA
as a Lender
Attention: [***]
Email: [***]
By:
Name:
Title:

By:
Name:
Title:

[***]	INVESTISSEMENT QUÉBEC
as a Lender
Attention: [***]
Email: [***]
By:
Name:
Title:

By:
Name:
Title:

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC	FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC
1170 Peel Street	as a Lender
Suite 300
Montréal (Québec)
H3B 0A9	By:
Name:
Attention: [***]		Title:

Email: [***]	By:
Name:
Title:

[***]	EXPORT DEVELOPMENT CANADA
as a Lender

By:
Attention: [***]		Name:	[***]
Email: [***]		Title:	[***]

By:
		Name:	[***][***]
Title:

[***]	INVESTISSEMENT QUÉBEC
Attention: [***]	as a Lender
Email: [***]
By:
Name:
Title:

By:
Name:
Title:

[***]	FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC
Attention: [***]	as a Lender

Email: [***]

By:
Name:
Title:

By:
Name:
Title:

[***]	EXPORT DEVELOPMENT CANADA
as a Lender
Attention: [***]

Email: [***]	By:
Name:
Title:

By:
Name:
Title:

[***]	INVESTISSEMENT QUÉBEC
as a Lender
[***]
	By:	[***]
Email: [***]		Name:	[***]
		Title:	[***]

	By:	[***]
		Name:	[***]
		Title:	[***]

Schedule “A”

[***]

Schedule “B”

[***]

Schedule “C”

[***]

Schedule 1.01(A)

[***]

Schedule 1.01(B)

[***]

Schedule 1.01(C)

[***]

Schedule 1.01(D)

[***]

Schedule 1.01(E)

[***]

Schedule 1.01(F)

[***]

Schedule 8.01(14)

[***]

Schedule 13.03(6)

[***]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

[***]

1.